[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Dated 2025

WILLIS ASSET MANAGEMENT LIMITED

and

WILLIS MITSUI & CO ENGINE SUPPORT LIMITED

AGREEMENT
FOR THE SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE CAPITAL OF BRIDGEND ASSET MANAGEMENT LIMITED

NORTON ROSE FULBRIGHT

Contents

Clause		Page
1	Definitions and interpretation	1
2	Agreement to sell the Shares	1
3	Condition and covenants up to Completion	1
4	Consideration	2
5	Completion	3
6	The Warranties, the Buyer's Warranties and the Hive Down Indemnity	4
7	Tax Schedule	6
8	Dealing with the Shares	7
9	Access to books and records	7
10	Entire agreement	8
11	Rights	8
12	Further assurances	9
13	Remedies and waivers	9
14	Severance	9
15	Set off	9
16	Payments	9
17	Variation	10
18	Termination	10
19	Counterparts	11
20	Costs and expenses	11
21	Transfer Taxes	11
22	Agreement binding	11
23	Assignment	11
24	Rights of third parties	11
25	Announcements and confidentiality	12
26	Notices	13
27	No Agency, Joint Venture or Partnership	14
28	Governing law	14
29	Jurisdiction	14

Schedule 1 Information about the Company 16
Schedule 2 The Warranties 17
Schedule 3 Buyer's Warranties 30
Schedule 4 Tax Schedule 32
Schedule 5 Limitations on the liability of the Seller 49
Schedule 6 – Conditions Precedent 58
Schedule 7 – Covenants up to Completion 59
Schedule 8 Completion 63
Schedule 9 Completion Accounts 66
Schedule 10 Definitions and interpretation 73

Agreed form documents

Accounts
Amended and Restated Joint Venture Agreement
Data Room Index
Disclosure Letter

THIS AGREEMENT is dated ……………………….. 2025 and is made between:

(1) **WILLIS ASSET MANAGEMENT LIMITED** (company registration number 10438325) whose registered office is at Aviation House, Brocastle Avenue, Waterton Industrial Estate, Bridgend, Wales, CF31 3XR (the **Seller**); and

(2) **WILLIS MITSUI & CO ENGINE SUPPORT LIMITED**, a company duly incorporated and existing under the laws of Ireland (company registration number 497121), whose registered office is at 70 Sir John Rogerson's Quay, Dublin 2, Ireland (the **Buyer**).

NOW IT IS HEREBY AGREED as follows:

1 Definitions and interpretation

In addition to terms defined elsewhere in this Agreement, the definitions and other provisions in Schedule 10 (*Definitions and interpretation*) apply, unless the context requires otherwise.

2 Agreement to sell the Shares

2.1 With effect from Completion and on the terms of this Agreement, the Seller shall sell to the Buyer and the Buyer shall buy from the Seller the Shares with full title guarantee and free from all Encumbrances.

2.2 Title to, beneficial ownership of, and any risk attaching to, the Shares shall pass on Completion together with all associated rights and benefits attaching or accruing to them on or after Completion (including all dividends and distributions declared, made or paid on or after Completion) and shall until that point be retained by the Seller.

2.3 The Seller irrevocably and unconditionally waives and shall procure the waiver of any rights of pre-emption or other restrictions on transfer which may exist, conferred on it by the articles of association of the Company (or equivalent constitutional documents) or otherwise over any of the Shares, in respect of the transfer to the Buyer of the Shares.

2.4 The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

3 Condition and covenants up to Completion

3.1 **Condition**

The sale and purchase of the Shares is subject to the satisfaction and continued satisfaction at Completion or, where permitted, waiver of the Competition Condition.

3.2 **Waiver**

1

2 To the extent that it is legally entitled to do so, the Buyer may in its absolute discretion waive the Competition Condition in whole or in part by giving notice to the Seller. 3.3 Procuring satisfaction (a) The parties shall use all reasonable endeavours to procure, to the extent each party is able, that the Competition Condition is satisfied as soon as practicably possible and in any event before the Longstop Date. The Buyer and the Seller shall co-operate to the extent necessary to procure the satisfaction of the Competition Condition. (b) In the case of the Buyer, the endeavours referred to in clause 3.3(a) shall, among other things, require the Buyer to use all reasonable endeavours to take any and all actions, including the giving of other appropriate undertakings, commitments or modifications which are necessary or reasonably appear to be necessary in order to satisfy the Competition Condition. 3.4 Notification Each party shall notify the other within three (3) Business Days of it becoming aware of the Competition Condition being satisfied and shall supply written evidence (if available) to the other demonstrating the fulfilment of the Competition Condition. Each party shall notify the other promptly upon becoming aware that the Competition Condition has become incapable of fulfilment on or before the Longstop Date. 3.5 Deadline for satisfaction If the Competition Condition: (a) is not satisfied or (where capable of waiver) expressly waived by the Buyer in writing by 5 p.m. on the Longstop Date; or (b) becomes incapable of fulfilment prior to the Longstop Date and has not been expressly waived by the Buyer in writing and the Buyer notifies the Seller that it has no intention of waiving the Competition Condition, either party may terminate this Agreement by giving notice to the other and clause 18 shall apply. 3.6 Pre-Completion undertakings The Seller shall comply with the requirements set out in Schedule 7 (Covenants up to Completion). 4 Consideration 3 4.1 The consideration for the sale of the Shares shall be the payment by the Buyer to the Seller of the Purchase Price in cash. Payment of the Initial Purchase Price 4.2 At Completion, the Buyer shall pay to the Seller, in accordance with clause 16.1 (Payments), an amount (the Initial Purchase Price) equal to [*] plus the amount by which the Estimated Working Capital exceeds the Target Working Capital or less the amount by which the Estimated Working Capital falls below the Target Working Capital. 4.3 Not less than five (5) Business Days prior to Completion, the Seller shall provide the Buyer with its calculation of the Estimated Working Capital which shall be prepared in accordance with paragraph 2 of Part A of Schedule 9 (Completion Accounts). Determination of the Purchase Price 4.4 After Completion, such further payments as are provided for under clause 4.5 shall be made by the Buyer to the Seller or by the Seller to the Buyer (as the case may be) in accordance with those clauses. The provisions of Schedule 9 (Completion Accounts) shall apply in respect of the preparation and finalisation of the Completion Accounts and the consequent determination of the Purchase Price. 4.5 If the Actual Working Capital, as shown by the Completion Accounts, is: (a) less than the Estimated Working Capital, the Seller shall pay to the Buyer an amount equal to the difference; or (b) greater than the Estimated Working Capital, the Buyer shall pay to the Seller an amount equal to the difference; or (c) equal to the Estimated Working Capital, no payment shall be due from the Seller or the Buyer pursuant to this clause 4.5. 4.6 Any payment which the Buyer or the Seller is obliged to pay to the other under clause 4.5 shall be paid within three (3) Business Days after the date of finalisation of the Completion Accounts. Any such payment shall be made in accordance with clause 16.1 (Payments). 4.7 A payment made by one party to the other in satisfaction of a liability arising under this Agreement will be treated as far as possible as having adjusted the Purchase Price by the amount of the payment. 5 Completion 5.1 If the Competition Condition is satisfied or waived, Completion shall take place at 05.01 am on the first calendar day of the month immediately following the month in which it was so satisfied or 4 waived; provided that, if there is less than five (5) Business Days between those two dates, then Completion shall instead take place at 05.01 am on the first calendar day of the subsequent calendar month. Completion shall take place remotely or at such other place as the parties may agree in writing. 5.2 At Completion: (a) the Seller shall do those things listed in Part A of Schedule 8 (Completion); and (b) the Buyer shall do those things listed in Part B of Schedule 8 (Completion). Consequences of Default 5.3 If any of the obligations of the either party under clause 5.2 and Part A or Part B of Schedule 8 (Completion) are not complied with on the Completion Date, the non-defaulting party shall not be obliged to complete this Agreement and may without prejudice to all other rights or remedies available to it: (a) defer Completion by notice to the defaulting party to a date (being a Business Day) not less than ten (10) nor more than twenty (20) Business Days after the date set by clause 5.1 (and the provisions of this clause 5.3 (other than this clause 5.3(a)) shall apply to Completion as so deferred); (b) proceed to Completion so far as practicable and without prejudice to its rights and remedies under this Agreement; or (c) waive (to the extent that it is legally entitled to do so) any or all of the requirements contained in Part A or Part B (as applicable) of Schedule 8 (Completion) in its absolute discretion. Effect of postponement of Completion 5.4 If the non-defaulting party defers Completion to another date in accordance with clause 5.3(a), the provisions of this Agreement shall apply as if that other date is the Completion Date and references to the Completion Date will be construed as references to that date. If any of the obligations of the defaulting party under clause 5.2 and Part A or Part B (as applicable) of Schedule 8 (Completion) are not complied with on the deferred Completion Date, the non- defaulting party shall not be obliged to complete this Agreement and may without prejudice to its rights under clause 5.3 terminate the Agreement on such date by notice to the defaulting party. 6 The Warranties, the Buyer's Warranties and the Hive Down Indemnity 6.1 The Seller warrants to the Buyer that each of: 5 (a) the Warranties is true and accurate at the date of this Agreement; and (b) each of the Fundamental Warranties is true and accurate at Completion. 6.2 The Business Warranties are subject to and qualified by: (a) those matters Disclosed in the Disclosure Letter and the documents and information provided in the Data Room; and (b) all matters specifically provided for or noted in the Accounts. 6.3 In each Business Warranty, where any statement is qualified as being made "so far as the Seller is aware" or any similar expression, such statement shall be deemed to refer to the actual knowledge of Dean Poulakidas, Scott Flaherty, Garry Failler, Lynne McMillan and Andrew Mirsky after they have made reasonable enquiries of Gerard Mooney, Christopher Street, Stephanie Sutherland and Rachel Barbour. 6.4 Where any Business Warranty is qualified by reference to materiality (including the phrase "in all material respects" or any similar expression), such reference shall, unless specified to the contrary, be construed as a reference to materiality in the context of the business of the Company taken as a whole. 6.5 Each of the paragraphs in Schedule 2 (The Warranties) shall be construed as a separate and independent warranty and, except as expressly provided to the contrary in this Agreement, shall not be limited by reference to any other paragraphs of Schedule 2 (The Warranties) or to any other provision of this Agreement or the Tax Schedule and the Buyer shall have a separate claim and right of action in respect of every breach of a Warranty. 6.6 Without prejudice to the generality of clause 10 (Entire agreement), the Buyer acknowledges that the only warranties or other assurances of any kind given by or on behalf of the Seller are the Warranties and that accordingly the Seller makes no warranty or representation as to the information or documents made available to the Buyer or its advisers or Representatives prior to the date of this Agreement including such as may be contained in the Data Room. 6.7 The Seller shall not be liable in respect of any Relevant Claim in respect of which the directors of the Buyer who have been appointed by Mitsui have actual knowledge of the matter giving rise to that Relevant Claim on or before the date of this Agreement after having made all reasonable enquiries. 6.8 Except in relation to matters which are Disclosed in respect of the Business Warranties and Tax Warranties, none of the Warranties shall be qualified by any actual, imputed or constructive knowledge on the part of the directors of the Buyer appointed by WLFC and no such knowledge

6 shall prejudice or be used as a defence to any Warranty Claim or Tax Claim or otherwise operate to reduce the amount recoverable. 6.9 Notwithstanding clause 6.8, the Buyer warrants that as at the date of this Agreement none of the directors of the Buyer appointed by Mitsui is aware of any matter that they know would enable the Buyer to bring a Relevant Claim. 6.10 Any Relevant Claim shall be subject to the limitations and other provisions set out in Schedule 5 (Limitations on liability of the Seller). 6.11 The satisfaction by the Seller of any Relevant Claim (including any Warranty Claim, Tax Schedule Claim and/or Hive Down Indemnity Claim) shall (as far as legally possible) be deemed to constitute a reduction in the consideration payable by the Buyer for the sale of the Shares. 6.12 The Buyer warrants to the Seller that each of the warranties set out in Schedule 3 (Buyer’s warranties) is true and accurate at the date of this Agreement and as at Completion. 6.13 Save for its rights under the Hive Down Agreement and the Intra-Group Agreements, the Seller confirms that it has no claim or right of action of any kind against the Company or any of its directors or employees at the date of this Agreement and to the extent that any such claim or right of action arises prior to Completion, the Seller irrevocably and unconditionally: (a) releases and discharges the Company or any of its directors or employees from any obligation or liability (whether actual or contingent) owed to the Seller that is outstanding at Completion other than obligations or liabilities under or in connection with the Hive Down Agreement and/or any of the Intra-Group Agreements; and (b) waives all claims the Seller may have against the Company or any of its directors or employees at Completion other than claims under or in connection with the Hive Down Agreement and/or any of the Intra-Group Agreements. 6.14 This Agreement (other than obligations that have already been fully performed) remains in full force after Completion. 6.15 The Seller shall pay to the Buyer on demand the amount of all Losses incurred by the Buyer and the Company arising as a result of the sale and purchase of the consultancy and records management businesses and associated assets of the Seller by the Company (the Hive Down) having been carried out otherwise than in accordance with the Hive Down Agreement. 7 Tax Schedule The provisions of Schedule 4 (Tax Schedule) shall come into effect at Completion. 7 8 Dealing with the Shares 8.1 The Seller hereby declares that for so long as it remains the registered holder of any of the Shares after Completion it shall: (a) hold the Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them on trust for the Buyer as the beneficial owner of the Shares, and its successors in title; (b) not exercise or appoint or allow any person to exercise any of the rights attaching to the Shares without the Buyer’s consent; (c) give promptly to the Buyer a copy of all notices, written resolutions and other communications received by the Seller in respect of the Shares; and (d) deal with and dispose of the Shares and all such dividends, distributions and rights as the Buyer or any such successor may direct. 9 Access to books and records 9.1 The Buyer shall, and shall procure that the Company shall, for a seven (7) year period after Completion, retain and permit the Seller’s Group to have reasonable access to (with the right to take copies at the expense of the relevant member of the Seller’s Group) the books, records, documents and information of the Company to the extent they relate to periods prior to Completion and with the exception of Seller Excluded Materials (Transferred Records). Without prejudice to the foregoing, the Buyer shall permit the Seller to seek reasonable assistance of the employees of the Company, whilst they remain so to answer queries or otherwise assist the Seller with respect to the Transferred Records or any matters and information which the Seller may reasonably require to the extent that such matters and information relate to the Company and periods prior to Completion and are not Seller Excluded Materials. 9.2 The Seller shall, and shall procure that the relevant members of the Seller’s Group shall, for a seven (7) year period after Completion, retain and permit the Buyer to have reasonable access to (with the right to take copies at the Buyer's expense) the books, records, documents and information of members of the Seller’s Group to the extent they relate to the Company and to periods prior to Completion and with the exception of Buyer Excluded Materials (Retained Records). Without prejudice to the foregoing, the Seller shall permit the Buyer to seek the reasonable assistance of the Seller's employees (whilst they remain so) to answer queries or otherwise assist the Buyer with respect to the Retained Records or any matters and information which the Buyer may reasonably require to the extent that such matters and information relate to the Company and periods prior to Completion and are not Buyer Excluded Materials. 8 9.3 For the purposes of clause 9.1, Seller Excluded Materials shall mean such documentation and materials (or parts thereof) the disclosure of which would cause a risk of loss or waiver of privilege for the Buyer or where disclosure would be in breach of law or regulation and, for the purposes of clause 9.2, Buyer Excluded Materials shall mean Transaction Communications and such other documentation and materials (or parts thereof) the disclosure of which would cause a risk of loss or waiver of privilege for the Seller or where disclosure would be in breach of law or regulation. 10 Entire agreement 10.1 Each party acknowledges and agrees for itself (and as agent for each of its respective Related Undertakings) that: (a) the Share Purchase Documents constitute the entire agreement between the parties and supersede any prior agreement, understanding, undertaking or arrangement between the parties relating to the subject matter of the Share Purchase Documents; (b) in entering into the Share Purchase Documents, they do not rely on any statement, representation, assurance or warranty of any person (whether a party to the Share Purchase Documents or not and whether made in writing or not) other than as expressly set out in (and on the terms of) the Share Purchase Documents; (c) except as expressly provided in this Agreement, no party may rescind or terminate this Agreement for breach of contract or for negligent or innocent misrepresentation or otherwise; and (d) nothing in this clause, and no other limitation in this Agreement, shall exclude or limit any liability for fraud. 11 Rights 11.1 All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed and Completion shall not constitute a waiver of any of the Buyer's rights in relation to this Agreement. 11.2 Subject to clause 10, the rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise. 11.3 No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect its exercise or operate as a waiver in whole or in part. 9 11.4 No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise or the exercise of any other right, power, privilege or remedy. 12 Further assurances Save as provided in clause 21, the Seller shall at its own cost (and shall use its reasonable endeavours to procure that any third parties shall) promptly execute and deliver to the Buyer such other documents in a form satisfactory to the Buyer, and take such other action, as may, in the opinion of the Buyer, be required to give to the Buyer the full benefit of all the provisions of this Agreement, including vesting in the Buyer the legal and beneficial title to the Shares. 13 Remedies and waivers The rights and remedies of each party to this Agreement are, except where expressly stated to the contrary, without prejudice to any other rights and remedies available to it, save that neither party shall be entitled to terminate this Agreement after Completion. No neglect, delay or indulgence by either party in enforcing any provision of this Agreement shall be construed as a waiver and no single or partial exercise of any rights or remedy of either party under this Agreement will affect or restrict the further exercise or enforcement of any such right or remedy. 14 Severance Each provision of this Agreement is severable and distinct from the others and, if any provision is, or at any time becomes, to any extent or in any circumstances invalid, illegal or unenforceable for any reason, that provision shall to that extent be deemed not to form part of this Agreement but the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired, it being the parties' intention that every provision of this Agreement shall be and remain valid and enforceable to the fullest extent permitted by law. 15 Set off Neither party shall be entitled to set off, deduct or retain from any sum due by it to the other party or the Company any amount in respect of a claim by it under this Agreement or any of the other Share Purchase Documents. 16 Payments 16.1 Unless otherwise expressly stated (or otherwise agreed in the case of a given payment), each payment under this Agreement shall be made on or before the date the payment is due by electronic funds transfer for value on that date to: (a) in the case of a payment to the Seller, the Seller's Bank Account; and

10 (b) in the case of a payment to the Buyer, the Buyer's Bank Account, and receipt of the amount due into the Seller's Bank Account or the Buyer's Bank Account (as the case may be) shall constitute an effective and valid discharge of the relevant payment obligation. 17 Variation No amendment to this Agreement will be effective unless it is made in writing and signed by or on behalf of each of the parties. 18 Termination 18.1 Termination Events This Agreement may be terminated at any time prior to Completion: (a) by mutual written consent of the Seller and the Buyer; (b) by either party in accordance with clause 3.5; (c) by either party in accordance with clause 5.4; or (d) by the Buyer, if there is a breach of any Fundamental Warranty given on the Completion Date, each a "Termination Event". This Agreement may not be terminated for any other reason and any other right of termination arising under common law is excluded. 18.2 Notice of Termination This Agreement shall terminate if a Termination Event occurs prior to Completion and the party entitled to terminate gives notice to the other party that it wishes to terminate. 18.3 Surviving Provisions If this Agreement is terminated, this Agreement shall become void and of no further force and effect, except for: (a) any rights and obligations under clauses 10 (Entire Agreement), 13 (Remedies and waivers) to 22 (Agreement binding) and 24 (Rights of third parties) to 29 (Jurisdiction); and (b) any rights or liabilities which have accrued prior to termination. 11 19 Counterparts 19.1 This Agreement may be executed in any number of counterparts. Each counterpart, when duly exchanged or delivered, is an original, but the counterparts together are one and the same agreement. 19.2 Any counterpart may take the form of an electronic copy of this Agreement and that counterpart: (a) will be treated as an original counterpart; (b) is sufficient evidence of the execution of the original; and (c) may be produced in evidence for all purposes in place of the original. 19.3 Delivery of a counterpart of this Agreement by e-mail attachment or post shall be an effective mode of delivery. 20 Costs and expenses Except as otherwise provided in this Agreement, each of the parties shall be responsible for its respective legal and other costs incurred in relation to the negotiation, preparation and completion of this Agreement and all other Share Purchase Documents. 21 Transfer Taxes All Transfer Taxes in respect of the sale and purchase of the Shares shall be for the account of, and paid for by, the Buyer and the Purchase Price shall be exclusive of any such Transfer Taxes. 22 Agreement binding This Agreement shall be binding on and shall enure for the benefit of the successors in title of each party. 23 Assignment Neither of the parties shall be entitled to assign transfer, mortgage, charge, declare a trust of, or deal in any other way with any or all of its rights, interests or obligations under this Agreement. Any purported assignment in contravention of this clause 23 shall be void. 24 Rights of third parties A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms. 12 25 Announcements and confidentiality 25.1 Subject to clause 25.2, no announcement, circular or communication (each an Announcement) concerning the existence or content of this Agreement shall be made by either party (or any of its respective Related Undertakings) without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed). 25.2 Clause 25.1 does not apply to any Announcement to the extent that it is required to be made by the rules of any stock exchange or any governmental, regulatory or supervisory body or court of competent jurisdiction (Relevant Authority) to which the party making the Announcement is subject, whether or not any of the same has the force of law, provided that any Announcement shall, so far as is practicable, be made after consultation with the other party and after taking into account its reasonable requirements regarding the content, timing and manner of despatch of the Announcement in question. 25.3 Subject to clause 25.4, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement (and, in the case of the Seller, as a result of its ownership of the Company prior to Completion) which relates to: (a) the subject matter and provisions of this Agreement; (b) the negotiations relating to this Agreement; (c) the other party and/or its Related Undertakings; and/or (d) in the case of the Seller with effect only on and after Completion (and subject always to clause 25.4), the Company. 25.4 A party may disclose information which would otherwise be confidential to the extent: (a) required by the law of any relevant jurisdiction; (b) required by any Relevant Authority (other than a Taxation Authority) to which the party making the disclosure is subject, whether or not such requirement has the force of law; (c) the disclosure is made to a Taxation Authority where that Taxation Authority is under a statutory duty of confidentiality; (d) required to vest the full benefit of this Agreement in either party; (e) disclosure is made to its Related Undertakings and/or its Representatives, provided that any such Related Undertaking or Representative is first informed of the confidential nature of the information and such Related Undertaking or Representative acts in accordance with the provisions of clause 25.3 as if it were a party hereto; 13 (f) the information has come into the public domain through no fault of that party; or (g) the other party has, given its prior written approval to the disclosure, provided that prior to any disclosure pursuant to clause 25.4(a), (b) or (c), the party concerned shall, where not prohibited by law and so far as is reasonably practicable, consult with the other party. 26 Notices 26.1 A notice given under or in connection with this Agreement must be: (a) in writing; (b) in the English language; and (c) delivered by hand, pre-paid recorded delivery, pre-paid special delivery or courier using an internationally recognised courier company, or email to the Notified Address and for the attention of the relevant party. 26.2 The Notified Address of each of the parties is as set out below: Name of party Address E-mail Address Attention to: Seller Willis Asset Management Limited Aviation House, Brocastle Avenue, Waterton Industrial Estate, Bridgend, Wales, CF31 3XR [*] [*] Buyer Willis Mitsui & Co Engine Support Limited 70 Sir John Rogerson’s Quay, Dublin 2, Ireland [*] and [*] [*] or such other Notified Address as either party may, by notice to the other, substitute for their Notified Address set out above. 26.3 Any notice or document shall be deemed to have been served: (a) if delivered by hand or reputable courier, at the time of delivery; (b) if sent by first class, recorded or special delivery within the United Kingdom, at 10.00 a.m. on the second Business Day after it was posted; or (c) if sent by e-mail, when sent unless the sender has received notification that such e-mail has not been successfully delivered.

14 26.4 In proving service of a notice or document under this Agreement: it shall be sufficient to prove that delivery was made in accordance with this clause 26: (a) if delivered by hand or reputable courier, it shall be sufficient to prove that hand delivery was made by producing a delivery receipt evidencing delivery to the relevant address; (b) if sent by first class, recorded or special delivery within the United Kingdom, it shall be sufficient to produce a postal receipt issued by the postal service and that the envelope containing such notice or document was properly addressed and delivered into the custody of the postal authorities; and (c) if sent by e-mail, it shall be sufficient to produce a system generated confirmation of successful dispatch of the e-mail. 27 No Agency, Joint Venture or Partnership Nothing contained in this Agreement shall constitute or be deemed to constitute an association, joint venture or partnership between the parties and no party shall be, or construed to be, the agent of the other party for any purpose or to have the authority to bind or incur any obligation on behalf of the other party, save as otherwise expressly provided in this Agreement. 28 Governing law 28.1 This Agreement and any non-contractual obligations connected with it shall be governed by English law. 28.2 The parties irrevocably agree that all disputes arising under or in connection with this Agreement, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, regardless of whether the same shall be regarded as contractual claims or not, shall be exclusively governed by and determined only in accordance with English law. 29 Jurisdiction The parties irrevocably agree that the courts of England and Wales are to have exclusive jurisdiction, and that no other court is to have jurisdiction to: (a) determine any claim, dispute or difference arising under or in connection with this Agreement, any non-contractual obligations connected with it, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, whether the alleged liability shall arise under the law of England and Wales or under the law of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts (Proceedings); and 15 (b) grant interim remedies, or other provisional or protective relief. 30 Service of process The Buyer hereby irrevocably authorises and appoints the Company of Aviation House, Brocastle Avenue, Waterton Industrial Estate, Bridgend, Wales, CF31 3XR as process agent to receive on its behalf service of all legal process arising out of or in connection with any proceedings before the courts of England and Wales in connection with this Agreement. The Buyer agrees that: (a) failure by the Company to notify it of the process will not invalidate the proceedings concerned; and (b) if this appointment is terminated for any reason whatsoever or the process agent ceases to be able to act as process agent, or no longer has an address in England, it will appoint a replacement agent having an office or place of business in England or Wales and will notify the Seller of this appointment. This Agreement has been executed on the day and year first above written. 16 Information about the Company Date and place of incorporation 27 September 2024 England and Wales Registered number 15983255 Registered office Aviation House, Brocastle Avenue, Waterton Industrial Estate, Bridgend, Wales, CF31 3XR Registered email address [*] Issued share capital [*] ordinary shares of [*] each, which are fully paid Shareholder Willis Asset Management Limited Directors Dean Michael Poulakidas Brian Richard Hole Austin Chandler Willis Secretary None Auditors N/A Accounting reference date or financial year end 31 December Registered Charges None 17 The Warranties 1 The Shares 1.1 The Shares have been validly issued and allotted and constitute the entire issued and allotted share capital of the Company and are fully paid up. 1.2 The Seller is the legal and beneficial owner of the Shares free from Encumbrances. 1.3 The Seller is entitled to sell and transfer or procure the sale and transfer of the full legal and beneficial ownership in the Shares to the Buyer on the terms set out in this Agreement. 1.4 There is no Encumbrance on, over or affecting the Shares, there is no agreement or commitment to give or create any such Encumbrance and no person has made any claim to be entitled to any right over or affecting the Shares. 1.5 There is no agreement, arrangement or commitment outstanding which calls for the allotment or issue or grants to any person the right to call for the allotment or issue of any share or loan capital of the Company. 2 Powers and obligations of the Seller 2.1 The Seller is duly incorporated and validly existing under the laws of its jurisdiction. 2.2 The Seller has the right, power and authority and has taken all action necessary to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and each of the other Share Purchase Documents to be executed at or before Completion, and each such document will, when executed, constitute legal, valid and binding obligations of the Seller enforceable in accordance with their respective terms. 2.3 Save as for the Competition Condition, no consent, authorisation, licence or approval of or notice to the Seller's shareholders or any governmental, administrative, judicial or regulatory body, authority or organisation is required to authorise the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or any of the other Share Purchase Documents or the performance by the Seller of its obligations under this Agreement or any of the other Share Purchase Documents. 2.4 The execution and delivery of this Agreement and the Share Purchase Documents to which the Seller is a party will not conflict with or constitute a default under: (a) any agreement or arrangement to which the Seller is bound;

18 (b) any order, judgment, decree or other restriction applicable to the Seller; (c) the articles of association or other constitutional documents of the Seller; or (d) applicable law. 2.5 There are no outstanding judgments, orders, injunctions, decrees, actions or proceedings pending or threatened against the Seller which could have an adverse impact on the ability of the Seller to perform its obligations under this Agreement and the Share Purchase Documents to which it is a party. 2.6 In relation to the Seller: (a) the Seller is not insolvent or otherwise unable to pay its debts as they fall due under the laws of any jurisdiction; (b) no administrator, receiver or administrative receiver has been appointed in respect of it or any of its assets and no application for the same or for a moratorium in respect of it or any of its assets has been made or threatened; (c) there are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning the Seller and no events have occurred which would justify such proceedings; and (d) none of the Seller's creditors has taken, or is entitled to take any steps to enforce, or has enforced any security over any of the Seller's assets. 3 Constitution, structure and Data Room 3.1 The Company is a private company limited by shares formed and registered under CA 2006 or other applicable law. The Company’s shares are not now nor have they at any time been listed on any stock exchange or regulated market. 3.2 The information set out in Schedule 1 (Information about the Company) is complete and accurate. 3.3 No person has the right (whether exercisable now or in future and whether contingent or not) to call for the issue or transfer of any share or loan capital of the Company under any option or other agreement or otherwise. 3.4 The Company has no interest and has never had any interest in the shares or securities of, or other investment in, any body corporate. 3.5 All registers and minute books required by law to be kept by the Company have been properly maintained and contain records of the matters which are required by law to be recorded in them, 19 and the Company has not received any written application or request for rectification of its registers or any written notice or allegation that any of them is incorrect. 4 Compliance with legal requirements Laws and licensing 4.1 So far as the Seller is aware, the Company is conducting, and the Company or the Seller (as the case may be) has at all times within the last three (3) years prior to the date of this Agreement conducted, the Business in all material respects in accordance with all applicable laws and regulations of the United Kingdom, the European Union and in any other jurisdiction in which Business is conducted. 4.2 The Company has obtained all licences, permissions, consents and other approvals required for the carrying on of the Business in the places and in the manner in which the Business is now carried on and such licences, permissions, consents and approvals are in full force and effect and so far as the Seller is aware, there are no current circumstances which indicate that any of such licences, permissions, consents, or approvals will be revoked or not renewed. ABC and modern slavery 4.3 Neither the Seller nor the Company has been notified that any investigation, review, enquiry, proceeding or claim in respect of the affairs of the Company or the affairs of its Associated Persons is being or has been initiated, conducted or is threatened or pending by any governmental, administrative, judicial, regulatory or other body, authority or organisation in any jurisdiction in relation to any Financial Crime Law, the Modern Slavery Act 2015 or otherwise, and so far as the Seller is aware there are no circumstances likely to give rise to any such investigation, enquiry, proceeding or claim. 4.4 Neither the Company nor any of its respective directors, officers or Associated Persons is or has at any time engaged in any activity, practice or conduct or has taken any action or failed to act, directly or indirectly, which would constitute an offence under: (a) any Financial Crime Law; or (b) the UK Modern Slavery Act 2015. 4.5 The Company has at all times implemented, monitored, reviewed and ensured compliance with the Adequate Procedures adopted by the Seller’s Group as regards itself and its Associated Persons. 20 Regulatory compliance 4.6 The Data Room includes details of the permissions, permits, consents or approvals granted by the Relevant Regulators (the Regulatory Permissions) to the Company. 4.7 The Regulatory Permissions are the only permissions and permits required by the Company in order to carry on its business as it is presently conducted and the Company has, at all material times, held such permissions and permits as are required from the Relevant Regulators to carry on its business. 4.8 So far as the Seller is aware, there are no current circumstances which indicate that any of the Regulatory Permissions may be suspended, varied, limited, modified, revoked or not renewed, or otherwise materially affected, in whole or in part, and the Company has not received written notice from the Relevant Regulator that it is or may be in default of, or carrying on business otherwise than in accordance with its Regulatory Permissions. 4.9 Each Regulatory Permission held by the Company is in full force and effect. 4.10 So far as the Seller is aware, within the last 3 (three) years, neither the Company nor the Seller (to the extent applicable) has committed any material breach of the rules of any applicable Relevant Regulator and so far as the Seller is aware, there are no grounds for any disciplinary enquiries or proceedings by any Relevant Regulator against the Company. 4.11 So far as the Seller is aware, within the last 3 (three) years, all material returns, reports, data and other information, applications and notices required to be filed with or otherwise provided to the Relevant Regulators in connection with the Business have been duly filed. 4.12 The Data Room contains copies of all material correspondence between the Company and the Relevant Regulators within the last 12 (twelve) months other than circulars or similar non-specific correspondence or communications. 4.13 Each person who, by virtue of his carrying out a particular function or having a particular role for or on behalf of the Company, is required to be approved for such purpose by a Relevant Regulator, is so approved. 4.14 The Company or the Seller (as the case may be) is not, nor has it been, within the last 3 (three) years, the subject of any formal investigation (other than routine visits by the applicable Relevant Regulator), enquiry or action, excluding non-specific communications or correspondence, in respect of the Business or any of its directors by an applicable Relevant Regulator. Sanctions 21 4.15 Neither the Company or Seller, nor the Company’s or Seller’s directors or employees, is a Sanctioned Person, or acts directly or indirectly on behalf of a Sanctioned Person. 4.16 The Company is not incorporated, located, resident or carrying on a trade or business in a Sanctioned Territory. 4.17 The Company is in compliance with all applicable Sanctions and is not engaged in any activities that would reasonably be expected to result in the Company being designated as a Sanctioned Person. 5 Accounting information The Accounts 5.1 The Accounts have been prepared with due care and skill and: (a) reflect with reasonable accuracy the financial position of the Company as at the date to which they have been prepared; and (b) are not false or misleading in any material respect. Accounting records 5.2 The accounting records of the Company have been properly written up and present and reflect in accordance with good accounting practice those transactions to which the Company has been a party and of those matters required in accordance with CA 2006 to be entered in them and are in the possession of the Company. 6 Transactions since the Hive Down Date 6.1 Since the Hive Down Date: (a) the Company has entered into transactions and incurred liabilities in the ordinary course of day-to-day trading operations and not otherwise; (b) the Company has not acquired or disposed of, or agreed to acquire or to dispose of, any material assets (including any interest in land or buildings), 'material' for these purposes meaning having an acquisition or disposal value in excess of [*]; (c) the Company has not repaid or redeemed any share or loan capital or agreed to do so; (d) no dividend or distribution of profits or assets has been, or agreed to be, made, paid or declared by the Company;

22 (e) the Company has not issued or agreed to issue any share or loan capital or other similar interest; and (f) no resolution of the Company's shareholder has been passed. 7 Financial matters 7.1 The Company is not a party to, nor does it have any liability under any Guarantee whether given to support the obligations of any member of the Seller's Group or otherwise. 7.2 No Guarantee which remains outstanding has been given by any member of the Seller's Group or by any other person to support the obligations of the Company. 7.3 Other than Trade Debts and/or under the Intra-Group Agreements, there is no outstanding indebtedness on any account whatever owing by the Company to any member of the Seller's Group or by any member of the Seller's Group to the Company. 8 Assets 8.1 All material assets used in the Business are the property of the Company free from any agreement for payment on deferred terms, bill of sale, lien, Encumbrance or other adverse claim and have at all material times been and are in the possession of or under the control of the Company. 8.2 The Company owns or has, and will following Completion have, ownership of or the right to use all material assets and rights that it needs to carry on its Business as carried on immediately before Completion. 8.3 The Company has not factored any of its debts. 9 Contracts 9.1 The Data Room contains complete, up-to-date and accurate copies of all Material Contracts. 9.2 Other than the Material Contracts, the Company is not a party to (nor has it agreed to enter into) any contract, obligation or arrangement which is material in nature and: (a) is of an unusual or abnormal nature or outside the ordinary course of trading; or (b) so far as the Seller is aware, cannot readily be fulfilled or performed by the Company in accordance with its terms. 23 9.3 With regard to each of the Material Contracts so far as the Seller is aware: (a) each of the parties (including the Company) has complied with and is in compliance with its material obligations under such Material Contract; (b) there is no dispute in relation to any Material Contract nor so far as the Seller is aware do any circumstances exist which are likely to give rise to such a dispute; (c) there are no current circumstances which constitute a ground on which any such Material Contract may be terminated and the Company is not currently in receipt of a written notice to terminate any such Material Contract; and (d) each Material Contract is in full force and effect. 10 Environmental matters 10.1 The Company and the Seller (to the extent relevant) has at all times in the last three (3) years complied in all material respects with all Environmental Laws in respect of the Business. 10.2 So far as the Seller is aware, there are no current circumstances which it is known may give rise to any material non-compliance with or material contravention of any Environmental Laws or Environmental Permits by the Company. 10.3 The Company does not hold and is not required to hold under Environmental Laws any Environmental Permits for the operation of its business. 11 Employees 11.1 For the purposes of this paragraph 11, Employment Legislation means legislation applying in England and Wales or Portugal affecting contractual or other relations between employers and their employees or workers which is enforceable against the Company by any employee or worker or worker representative and Senior Employee means the senior leadership team of the Company. 11.2 The Data Room contains in respect of each employee or worker employed or engaged by the Company at the date of this Agreement complete and accurate details of the company which employs (if other than the Company) or engages them and workplace location, position or job title, length of employment (including continuous employment), holiday entitlement, hours of work, salary, contractual and non-contractual variable or incentive pay (for example bonus, profit- sharing or commission payments), contractual and non-contractual benefits and bonus, sick pay entitlement, any loan made to such employee, notice period required to be served to each employee or worker by the Company to terminate the employment or engagement; whether or not a member of a trade union; and whether a member of any share option or pension scheme. 24 11.3 The Data Room contains complete and accurate copies of the standard terms and conditions, staff handbooks and policies and details or rules of variable or incentive pay arrangements which apply to each employee and worker employed or engaged by the Company at the date of this Agreement. 11.4 Other than the Singapore Employees and US Employee, the Data Room includes anonymised details of all persons who are not employed by the Company but who are providing services to the Company, the written agreements relating to such services, the fees payable in relation to such services and details of how the arrangement works in practice. 11.5 No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started where in any such case the annual salary of the individual concerned will exceed £70,000. 11.6 The Company has maintained in all material respects such records as are required by Employment Legislation regarding the service of each of its employees. 11.7 Since the Hive Down Date, other than as disclosed in the Data Room, no change has been made in the terms of employment or engagement of any Senior Employee or more than 10 employees at any one location and no such change, and no negotiation or request for such a change is due or expected. 11.8 The Data Room contains details of any contractual redundancy scheme which provides for payments on termination which are in addition to statutory redundancy pay (or the equivalent in any applicable jurisdiction). 11.9 The Data Room contains anonymised details of all employees or workers who are on secondment or statutory leave or are absent due to ill-health or for any other reason. 11.10 No amount due to or in respect of any employee, worker or former employee or former worker is in arrears and unpaid other than salary, wages, commission or pension for the month current at the date of this Agreement or in respect of the reimbursement of business expenses not exceeding [*] for each such employee, worker or former employee or former worker. 11.11 No Senior Employee has given notice or has given notice in writing terminating their contract of employment or is under notice of dismissal from the Company. 11.12 In relation to the current and former employees and workers of the Company, no gratuitous payment or benefit or change to the rights or obligations of or acceleration of the payment or vesting of any benefit has been made or promised by the Seller or the Company in connection with the transactions contemplated by this Agreement or will be triggered by such transactions. 25 11.13 The Company is not involved, nor has it been involved since the Hive Down Date, in any dispute or negotiation with any of its Senior Employees or trade union or employee representative or any other such body. 11.14 No employee or worker is subject to a current disciplinary warning or procedure and no such warning or procedure is pending or threatened. 11.15 No current or former employee or worker has threatened a claim or has an ongoing claim against the Company or the Seller in connection with their employment or engagement, and no such employee or worker is owed any payment by the Company in relation to a settlement/compromise agreement or such a claim. 11.16 Other than the employee representative body established for the purposes of consultation on the Hive Down, the Company does not recognise any trade union and there are no permanent employee representative bodies. 11.17 Each employee or worker of the Company has, where necessary, current and appropriate permission to work in the jurisdiction in which they work and the Company has complied with the requirements of the Asylum and Immigration Act 2006 in respect of employees or workers in the UK and all other applicable immigration legislation in respect of all other employees or workers of the Company. 11.18 In the two years preceding the date of this Agreement, in respect of each current and former employee and worker, all holiday pay for periods of holiday taken under regulation 13, regulation 13A and regulation 15B of the Working Time Regulations 1998 (SI 1998/1833) (WTR 1998) have been calculated and paid in accordance with the WTR 1998 and, in respect of leave taken under regulation 13 before 1 January 2024, in accordance with Directive 2003/88/EC of the European Parliament and of the Council of 4 November 2003 concerning certain aspects of the organisation of working time. 12 Pensions 12.1 Other than the Pension Scheme, the Company is not a party to, and does not participate in or contribute to any pension scheme, agreement or arrangement for the provision of any benefits payment on retirement, disability or death. 12.2 All material details in relation to the Pension Scheme are contained in the Data Room. 12.3 The Pension Scheme provides benefits on a defined contribution basis only. 12.4 The Company does not have any exposure to any liabilities in respect of: (a) defined benefit pension schemes;

26 (b) Beckmann liabilities (i.e. rights to enhanced early retirement or redundancy benefits that transferred under historic TUPE transfers); or (c) Contribution Notices or Financial Support Directions being imposed on the Company by the UK Pensions Regulator. 12.5 So far as the Seller is aware, the Pension Scheme has been operated in accordance with its governing documents and applicable law. 12.6 All contributions due to the Pension Scheme have been paid. 12.7 The Company has complied with its automatic enrolment obligations under the Pensions Act 2008. 12.8 There are no disputes or, so far as the Seller is aware, grounds for disputes in respect of the Pension Scheme. 13 Insurance 13.1 Particulars of such material insurance policies as are maintained by the Company and are currently in force (together the Policies) are contained the Data Room. 13.2 All premiums due on the Policies have been paid and neither the Seller nor the Company has received written notification that such Policies are invalid or unenforceable for any reason. 14 Intellectual Property Rights and Information Technology 14.1 So far as the Seller is aware, the Company is not infringing nor has it in the last 12 months infringed the Intellectual Property Rights of any third party, and so far as the Seller is aware, no third party is infringing, nor has it in the last 12 months infringed, any Intellectual Property Rights owned by the Company where, in either case, such infringement would have a material adverse effect on the Company. 14.2 So far as the Seller is aware, all Information Technology used by the Company is functioning, and has for the past 12 (twelve) months functioned, without any problems, defects or interruptions that have had a material adverse effect on the Company. 15 Data Protection and Cyber Security 15.1 The Company complies and has complied since incorporation in all material respects with Data Protection Legislation. 27 15.2 No Personal Data Breaches (as such term is defined in the Data Protection Legislation) have been reported by the Company to a relevant Supervisory Authority (as such term is defined in the Data Protection Legislation) since incorporation. 15.3 So far as the Seller is aware, the Company has taken appropriate and proportionate measures to: (a) manage the risks posed to the security of the IT and Data (including the ability to resist action that compromises the availability, authenticity, integrity or confidentiality of data or outputs, or a material systems failure, data loss or theft, unauthorised access, malware attack or other security breach or failure (each a Security Incident)), with such measures ensuring a level of security of the IT and Data appropriate to the risk posed; and (b) prevent and minimise the impact of a Security Incident affecting the security of the IT and Data, with a view to ensuring continuity of the operations of the Company. 15.4 In connection with the IT and Data, since incorporation, so far as the Seller is aware, the Company has not been the subject of a Security Incident which has had a significant impact on the continuity of its operations. 16 Connected party transactions Other than the Intra-Group Agreements and the Hive Down Agreement, there are no material agreements or arrangements between the Company and any member of the Seller's Group for the supply of any goods or services or the use by one company of the property, rights or assets of the other. 17 Litigation The Company is not engaged in any capacity in any material litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or governmental body, department, board or agency and so far as the Seller is aware, no such matters are pending or have been threatened in writing. 18 Insolvency 18.1 The Company has not become insolvent under the laws of its jurisdiction of incorporation nor has it failed to pay or has no reasonable prospect of being unable to pay, any of its debts as they fall due, within the meaning of section 123 of the Insolvency Act 1986. 18.2 The Company has not ceased to carry on business by reason of its insolvency, nor stopped payment of its debts or any class of them or entered into any compromise or arrangement in respect of its debts or any class of them, nor has any step been taken to do any of those things. 28 18.3 The Company has not been dissolved or entered into liquidation, administration, moratorium, administrative receivership, receivership, a voluntary arrangement, a scheme of arrangement with creditors, any analogous or similar procedure in any jurisdiction or any other form of procedure relating to insolvency, reorganisation or dissolution in any jurisdiction, nor has a petition been presented or other step been taken by any person and which remains outstanding with a view to any of those things. 19 Taxation General Tax returns, corporation tax self-assessment and records 19.1 All returns, computations, notices, accounts, statements, reports or information which ought to have been made by or in respect of the Company for any Taxation purpose, have been properly and punctually submitted by the Company to the relevant Taxation Authority; all such returns, computations, notices, accounts, statements, reports and information supplied to any Taxation Authority are up-to-date, correct in all material respects and were made on a proper basis. 19.2 The Company has at all times maintained and supplied in all material respects and as required by law to the relevant Taxation Authorities complete, accurate and up to date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of Tax. Withholdings 19.3 The Company has made all deductions and retentions of or on account of Taxation as it was or is obliged or is entitled to make and has accounted to the Taxation Authority concerned for any such deductions and retentions for which it was obliged to account. Disputes 19.4 The Company is not involved in any current dispute with any Taxation Authority. The Company is not, nor has it in the four (4) years prior to the date of this Agreement been, the subject of any review, audit, investigation or non-routine visit by any Taxation Authority and, so far as the Seller is aware, there is no such review, audit, investigation or non-routine visit planned by any Taxation Authority. Penalties and interest 19.5 The Company is not liable, nor has been liable within four (4) years before the date of this Agreement, to pay any penalty, fine, surcharge or material amount of interest in connection with any Taxation. 29 Employees 19.6 The Company has paid all amounts due and payable to any Taxation Authority in respect of any employee (including any Tax deductible from amounts paid to an employee, and any social security, social fund or similar contributions required to be paid in respect of any employee) and the Company has made such deductions and maintained all such records as are required by the relevant Taxation Authority in respect of such amounts. Special arrangements with any Taxation Authority 19.7 No Taxation Authority has, in the last four (4) years, operated any concession, agreement or other formal or informal arrangement with the Company which is not based on relevant legislation or published practice. Residence 19.8 The Company is and has at all times been resident for Tax purposes in its place of incorporation and is not and has not been treated as resident in any other jurisdiction for any Taxation purposes (including for the purposes of any double taxation agreement). Stamp duty, stamp duty reserve tax and stamp duty land tax 19.9 All Transfer Taxes due in respect of any documents in the possession of the Company or to the production of which the Company is entitled have been paid and all such documents which attract stamp duty in the United Kingdom or elsewhere have been duly stamped or adjudicated not liable and any applicable Transfer Taxes in respect of such documents or transactions whether in the United Kingdom or elsewhere have been duly accounted for and paid by the Company (save in respect of the Property Lease between the Seller and the Company) and no such documents which are outside of the United Kingdom would attract stamp duty if they were brought into the United Kingdom. VAT 19.10 The Company is separately registered for VAT purposes and has been so registered at all times in the last 7 years that it has been required to be registered and has not in the past 7 years been a member of a group for VAT purposes.

30 Buyer's Warranties 1 The Buyer warrants to the Seller as follows: it has the right, power and authority and has taken all action necessary to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and each of the other Share Purchase Documents to be executed at or before Completion, and each such document will, when executed, constitute legal, valid and binding obligations of the Buyer enforceable in accordance with their respective terms; the execution and delivery of, and the performance by it of its obligations under, and compliance with the provisions of, this Agreement and the other Share Purchase Documents to be entered into pursuant to this Agreement will not result in any breach of: (i) or conflict with any provision of its constitutional documents; (ii) or constitute a default under, any instrument or agreement to which it is a party or by which it is bound; or (iii) any law or regulation in any jurisdiction having the form of law or of any order, judgment or decree of any court or governmental agency by which it is bound; save as for the Competition Condition, no consent, authorisation, licence or approval of its shareholders or of any governmental, administrative, judicial or regulatory body, authority or organisation is required, nor is any notice to or registration with such body required to be made, to authorise the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or any of the other Share Purchase Documents or the performance by the Buyer of its obligations under them; there are no outstanding, pending or threatened: (i) investigations, judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Buyer or any member of the Buyer’s Group; or (ii) lawsuits, actions or proceedings against or affecting the Buyer or any member of the Buyer’s Group, which could have an adverse impact on the ability of the Buyer to perform its obligations under this Agreement and the Share Purchase Documents to which it is a party; 31 no order has been made and no resolution has been passed for the winding up of the Buyer nor for a provisional liquidator to be appointed in respect of the Buyer and no petition has been presented and no meeting has been convened for the purpose of winding up the Buyer; no administrator has been appointed and no legal proceedings or other procedure or step has been taken in relation to the appointment of an administrator in respect of the Buyer; no receiver (which expression shall include an administrative receiver) has been appointed in respect of the Buyer or in respect of all or any part of its assets; no voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of the Buyer and no step has been taken with a view to a composition, assignment or arrangement with any class of creditor of the Buyer; it is not insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 and, for these purposes, sections 123(i)(e) and 123(2) Insolvency Act 1986 shall be deemed amended by deletion of the words "it is proved to the satisfaction of the Court that" and the Buyer has not stopped or suspended paying its debts as they fall due nor has it, by reason of actual or anticipated financial difficulties, commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; it has not been subject to and is not currently subject to any action, step or proceeding in any jurisdiction outside the United Kingdom in the nature of or analogous to any of those set out in paragraphs (e) to (i) above; it has or will at Completion have immediately available on an unconditional basis all required funds or financing in place to pay and deliver to the Seller the Purchase Price at Completion in accordance with this Agreement or otherwise meet its obligations under this Agreement; and it is resident for Tax purposes in its country of incorporation and is not acting through a permanent establishment in any other jurisdiction. 32 Tax Schedule 1 Definitions and interpretation 1.1 In this Schedule: Accounting Requirements in respect of any person, means any accounting requirements imposed by law, statements of standard accounting practice, financial reporting standards and any other accounting standards issued by any body from time to time charged with developing and/or applying the generally accepted accounting principles applying to that person, and any other accounting principle observance of which by that person is required in order to ensure its accounts, and those of any other person with which its accounts are consolidated, comply with applicable law Accounts Relief means a Relief, the availability of which has been shown as an asset in the Completion Accounts Actual Tax Liability in relation to any person, means a liability of that person to make a payment of Taxation or to make a payment in respect of Taxation where such liability is imposed by law, whether or not such Taxation is also or alternatively chargeable against or attributable to any other person Buyer’s Relief means: (a) any Accounts Relief; or (b) a Relief which arises to the Company in respect of an Event occurring after Completion or in respect of a period commencing after Completion; or (c) a Relief which arises to a member of the Buyer’s Tax Group other than the Company. Buyer's Tax Group means the Buyer and any other company that may be treated for the purposes of any Taxation as being at any time, whether before, on or after Completion, a member of the same group as or otherwise related to or connected with the Buyer (but shall not include any member of the Seller’s Tax Group). Corresponding Saving means, if a Tax Liability which has resulted in the Seller being liable to make, or having made, a payment to the Buyer under paragraph 2.1 or the Tax Warranties, or the circumstances giving rise to such Tax Liability, gives rise to a Relief or entitlement to claim any Relief, the amount by which any Actual Tax Liability of the Company (other than an Actual Tax Liability for which the Seller is or would be liable under paragraph 2.1) is reduced as a result of such Relief 33 CTA 2009 means the Corporation Tax Act 2009 CTA 2010 means the Corporation Tax Act 2010 Deemed Tax Liability means: (a) the use, set off or deduction in whole or in part of a Buyer’s Relief in circumstances where, but for such use or set off, the Company would have an Actual Tax Liability in respect of which the Seller would have been liable under paragraph 2.1, in which event the amount of the Deemed Tax Liability shall be the amount for which the Seller would have been so liable but for such use or set off; (b) the denial or loss of all or part of a right to repayment of Tax or a right to receive payment in respect of a Tax credit paid or payable by any Taxation Authority (whether by actual payment or set off) which is an Accounts Relief, in which event the amount of the Deemed Tax Liability shall be the amount of the repayment which would otherwise have been obtained or the amount by which such repayment is reduced, as the case may be; and (c) the denial or loss (otherwise than by application) of all or part of any Accounts Relief (other than a right to repayment of Tax) in which event the amount of the Deemed Tax Liability shall be the amount of Tax which would otherwise have been saved (but for such denial of loss) Event includes any event, supply, occurrence, transaction, receipt, act or omission (or any deemed event, supply, occurrence, transaction, receipt, act or omission) including any change in the residence of any person for Taxation purposes, any change in accounting reference date and the sale and purchase of the Shares pursuant to the Agreement or any step taken pursuant to or as contemplated by the Agreement Group Tax Relief means any (a) surrender of group relief pursuant to Part 5 CTA 2010, (b) tax refund surrenderable pursuant to Chapter 4, Part 22, CTA 2010 (as amended by regulations), (c) surrender of relievable tax pursuant to the Double Taxation Relief (Surrender of Relievable Tax within a Group) Regulations 2001, SI 2001/1163, (d) election under section 171A TCGA 1992, (e) election under section 179A TCGA 1992, (f) election under section 792 CTA 2009, (g) rollover relief under sections 152 to 158 TCGA 1992 as extended by section 175 TCGA 1992, (h) rollover relief pursuant to Chapter 7, Part 8 CTA 2009 as applied by section 777 CTA 2009, including Chapter 7 as further applied by section 791 and 794 CTA 2009, (i) election under section 200 TIOPA 2010 and/or election under section 202 TIOPA 2010, and (j) any other Relief available between members of a group or related persons for Taxation purposes whether in the United Kingdom or any other jurisdiction HMRC means His Majesty’s Revenue and Customs

34 Notice of Liability means any assessment, notice, demand or other document issued or action taken by or on behalf of any Taxation Authority, or any self-assessment return or amended return or equivalent, from which it appears that the Company is subject to, is sought to be made subject to, or might become subject to, any Tax Liability or that there has been, or will or may be, a breach of any Tax Warranty Overprovision means applying the accounting policies, principles and practices adopted in relation to the preparation of the Completion Accounts (and ignoring the effect of any change in law announced after Completion or action taken by the Buyer or the Company after Completion save where such action was required by applicable law or taken in accordance with the Agreement) the amount by which any provision for Tax (other than a provision for deferred Tax) in the Completion Accounts is overstated (except in each case to the extent that such overstatement results from the utilisation of a Buyer’s Relief) Relief means any loss, allowance, exemption, set-off, deduction, repayment, credit or other relief relating to any Taxation or to the computation of income, profits or chargeable gains for the purposes of any Taxation Seller Relief means any Relief other than a Buyer’s Relief Seller's Tax Group means the Seller and any other company, other than the Buyer and the Company, that may be treated for the purposes of any Taxation as being at any time, whether before, on or after Completion, either a member of the same group as the Seller or otherwise related to or connected to the Seller Straddle Period means any Tax Period current at Completion Tax Liability in relation to any person, means any Actual Tax Liability or liability of that person or any other liability of, or amount incurred by, or charged against, that person, in each case falling within any of paragraphs 2.1(a) to 2.1(c) (inclusive) Tax Period means any period in respect of which Taxation is assessed or charged TCGA 1992 means the Taxation of Chargeable Gains Act 1992 1.2 References to "profits" include income, profits or gains (including capital gains) of any description or from any source and references to profits earned, accrued or received include profits deemed to have been, or treated as, earned, accrued or received for Taxation purposes. 1.3 For the purposes of this Schedule, and in particular for determining to what extent any liability for Taxation arises in respect of or by reference to any profits earned, accrued or received on or before Completion or otherwise relates to the period ending on Completion, Completion shall be 35 deemed to be an actual accounting date of the Company and without prejudice to the generality of the foregoing: (a) any Relief which would on that basis arise after such date shall be deemed for the purposes of this Schedule to be a Relief which arises in respect of a period after such date or in respect of any Event occurring after such date; (b) any Relief which would on that basis arise on or before such date shall be deemed for the purposes of this Schedule to be a Relief which arises in respect of a period on or before such date or in respect of any Event occurring on or before Completion; (c) any profits which would on that basis accrue after such date shall be deemed for the purposes of this Schedule to be profits earned, accrued or received after such date; and (d) any profits which would on that basis accrue on or before such date shall be deemed for the purposes of this Schedule to be profits earned, accrued or received on or before such date. 1.4 All payments made by the Seller to the Buyer or by the Buyer to the Seller under this Schedule, shall, so far as possible, be made by way of adjustment to the Purchase Price for the sale of the Shares under the Agreement. 1.5 Paragraph 3 of Schedule 10 shall not apply to statutory provisions in this Tax Schedule, save that any reference to a statutory provision shall include any provision superseding it or re-enacting it. 2 Covenant by the Seller 2.1 Subject to paragraph 3, the Seller hereby covenants with the Buyer to pay to the Buyer an amount equal to each of the following: (a) any Actual Tax Liability of the Company arising as a result of, in respect of, or by reference to: (i) any Event occurring, or deemed for the purposes of any Taxation to occur, on or before Completion; or (ii) any profits (not falling within (i) above) earned, accrued or received on or before, or in respect of any period ending on or before, Completion, (b) any Deemed Tax Liability; and (c) any reasonable costs and expenses properly incurred by the Buyer or the Company as a result of any such liability or amount as is referred to paragraphs 2.1(a) to 2.1(b) and in respect of which the Seller is liable under this Schedule. 36 3 Limitations 3.1 The Seller shall not be liable to make any payment under paragraph 2.1 or for a breach of any Tax Warranty (or other Warranty to the extent it relates to Tax) in respect of any Tax Liability of any person to the extent that: (a) such Tax Liability has been provided for in the Completion Accounts or to the extent that such Tax Liability was taken into account in the preparation of the Completion Accounts; or (b) such Tax Liability was paid before Completion and such payment was reflected in the Completion Accounts (whether by way of reduction of the net assets of the Company or otherwise); or (c) such Tax Liability arises or is increased as a result of: (i) the official announcement after the date of this Agreement of, or any introduction or change after the date of this Agreement in, any law, rule, regulation (or their interpretation by any court of law or tribunal) or published practice of any Taxation Authority of general application (including, without limitation, any HMRC Statement of Practice, Extra-statutory Concession and the HMRC Manuals); (ii) any change in rates of Taxation which is officially announced after the date of this Agreement (save where it relates to the change in rate of interest and penalties after the date of this Agreement), (d) such Tax Liability would not have arisen but for a change in the accounting bases, method, policy or practice applying to, or in any way affecting, that person, introduced or having effect after Completion save where such change is made in order to comply with this Agreement or with legislation or generally accepted accounting principles (including, where relevant, international financial reporting standards) in existence at Completion to the extent applicable to the Company (and to the extent that the Company would otherwise have not been compliant); or (e) such Tax Liability would not have arisen but for any act or transaction done, made or carried out by any one or more of the Buyer and the Company or any of their respective directors, employees or agents after Completion, which the Buyer or the Company knew or ought reasonably to have known would give rise to the liability, and which could reasonably have been avoided, where such act or transaction was not done, made or carried out: (i) as required by any legislation, regulation, or any published practice of (or at the request of) any Taxation Authority, as such legislation, regulation or published practice (or request) is in force or applies at Completion; 37 (ii) pursuant to a legally binding commitment of the Company created on or before Completion; (iii) in the ordinary course of business of the Company in question as carried on immediately before Completion; (iv) carried out with the prior written consent or at the written request of the Seller; or (v) carried out in order to make a voluntary disclosure to a Taxation Authority where the Buyer's professional advisers have advised them that such a disclosure is reasonable to make, provided that the presentation of any document for stamping or notarisation where it is required in order to register or enforce such document or where its production is required by any Taxation Authority shall be treated as being required by law; or (f) such Tax Liability arises as a result of the making after Completion of any claim, election, surrender or disclaimer and by the Company, the Buyer, or any person connected with any of them and where the Buyer or the Company knew or ought reasonably to have known would give rise to such liability, provided that this paragraph 3.1(f) shall not apply where either: (i) the making of that claim, election, surrender or disclaimer is or has been assumed in computing the provision for Taxation in the Completion Accounts; or (ii) the making of that claim, election, surrender or disclaimer is or was made or given at the direction or request of the Seller or pursuant to an obligation incurred by the Company prior to Completion; or (g) such Tax Liability would not have arisen but for the failure or the omission after Completion to (i) make any claim, election, surrender or disclaimer, or to give any notice or consent or to do any other thing, in circumstances where the making, giving or doing of that thing is or has been assumed in computing the provision for Taxation in the Completion Accounts and the Buyer knew or ought reasonably to have known needed to be done; or (ii) to comply with a written request of the Seller (such written request must give the Buyer sufficient detail of the action required and must be received by the Buyer within a reasonable period of time (being not less than ten (10) Business Days) before the expiry of any time limit for the taking of the relevant action); or (h) such Tax Liability would not have arisen but for the Company failing to make payment to the relevant Taxation Authority of an amount of Taxation equal to the payment made by or on behalf of the Seller to the Buyer hereunder in respect of such Taxation not later than ten (10) Business Days following the date such payment is made hereunder; or

38 (i) such Tax Liability comprises interest or penalties arising by virtue of any underpayment of taxation payable in instalments under the Corporation Tax (Instalment Payments) Regulations 1998 for the accounting period commencing prior to Completion in so far as any such underpayment would not have been an underpayment but for an Event occurring after Completion; or (j) a Seller Relief is available or is made available in each case for no consideration to extinguish or reduce such Tax Liability; or (k) the Buyer or that person has received from any other person (other than the Company) a payment (or has otherwise been compensated) in respect of such Tax Liability for no cost; or (l) any profits to which that Tax Liability is attributable were actually earned or received by or accrue to the Company on or before Completion and were not reflected but should have been reflected in the Completion Accounts (based on the principles used to draw up the Completion Accounts) and, as a result of being so reflected, would have resulted in an increase in the price payable for the Company’s net assets; and the benefit of which was retained in cash by the Company at Completion and except to the extent that the amount of the Tax Liability exceeds the amount of the relevant income, profits or gain; or (m) such Tax Liability arises as a result of (i) the Company ceasing to be a qualifying company after Completion for the purposes of Part 3 Schedule 7AC TCGA 1992 or (ii) the acquisition of the Company being part of arrangements for the disposal by the Buyer of the Company to another person for the purposes of section 782A CTA 2009, save where this arises as a result of an action after Completion which is proposed by a director of the Buyer appointed by WLFC, solely for the benefit of WLFC; or (n) such Tax Liability arises as a result of, in respect of, or by reference to, any income, profit or gains earned, accrued or received after Completion, or any Event occurring or deemed to occur after Completion. 3.2 The provisions of paragraph 3.1 shall also operate to limit or reduce the liability of the Seller in respect of claims under the Tax Warranties as if references in paragraph 3.1 to Tax Liability were references to the loss, circumstance or other liability giving rise to the breach of the relevant Tax Warranty. 39 4 Payment 4.1 The Seller shall pay to the Buyer in cleared funds any amount due under this Schedule, whether or not the Buyer or the Company is or may be entitled to claim reimbursement of the Tax Liability from any other body person or authority, on or before: (a) in the case of an Actual Tax Liability, the date which is the later of the date falling five Business Days after the Buyer has served written notice demanding that payment (Notice Date) and the date falling three (3) Business Days before the last date on which the Tax in question is required to be paid to the relevant Taxation Authority without any interest or penalties arising in respect of it; (b) in the case of a liability falling with sub-paragraph (a) of the definition of Deemed Tax Liability, the date which is the later of the Notice Date and three (3) Business Days before the last day on which Tax would have been payable (but for the application of the Relief) to the relevant Taxation Authority without any interest or penalties arising in respect of it; (c) in the case of a liability falling with sub-paragraph (b) of the definition of Deemed Tax Liability, the date which is the later of the Notice Date and the date on which such repayment would otherwise have been repaid by the relevant Taxation Authority; (d) in the case of a liability falling with sub-paragraph (c) of the definition of Deemed Tax Liability, the date which is the later of the Notice Date and three (3) Business Days before the last day on which such Tax which would have otherwise been saved becomes due and payable to the relevant Taxation Authority without any interest or penalties arising in respect of it; and (e) in any other case (including an amount claimed under paragraph 2.1(c)) which is not covered by the preceding paragraphs, the Notice Date where accompanied by satisfactory evidence that the relevant loss, cost, expense or payment has been incurred. 5 Withholdings 5.1 All sums payable by the Buyer or the Seller (for the purposes if this paragraph 5.1 and 5.2 below a Payor) under this Agreement (other than the Purchase Price) shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims unless a deduction or withholding is required by law in which event the Payor shall: (i) provide such evidence of the relevant withholding or deduction as the recipient may reasonably require; and (ii) pay such additional amount as shall be required to ensure that the net amount received and retained by the recipient under this Agreement will (after such deduction or withholding has been made) equal the full amount that would have been received and retained by it had no such deduction or withholding been required to be made. 40 5.2 If a sum payable by a Payor to a recipient under this Agreement is increased by operation of paragraph 5.1 and the recipient receives, is granted or determines that a Relief attributable to such increased payment has been obtained, the recipient shall repay to the Payor such amount as the recipient determines will leave the recipient in the same after Tax position (after repayment) as it would have been in had an additional amount not been required to be paid under paragraph 5.1, and such repayment shall be made not later than five (5) Business Days after the recipient makes the relevant determination. 5.3 If any Taxation Authority charges to Tax any sum paid (the Original Payment) to the Buyer or the Seller under this Agreement (the Recipient) by the Buyer or Seller (the Payor) in respect of any breach, indemnity or other form of compensation (including, but not limited to, payments under this Schedule) the Payor shall be obliged to pay to the Recipient such additional amount (the Additional Payment) as will ensure that, after the payment of the Tax so charged on the Original Payment and any Tax chargeable on the Additional Payment (or in each case which would have been payable but for the use of a Relief), there shall remain a net sum equal to the amount of the Original Payment, such additional payment to be paid five (5) Business Days after the Recipient has served notice that Tax on the Original Payment has become due and payable, or would have become due and payable but for the availability of a Relief. 5.4 If the Buyer would, but for the availability of a Buyer's Relief, have a liability to Tax falling within paragraph 5.3, it shall be deemed for the purposes of paragraph 5.3 to have incurred and paid that liability to Tax. 5.5 For the avoidance of doubt any liability under this paragraph shall not be subject to any limitation pursuant to paragraph 3.1(c). 5.6 The obligation to pay any amount under this paragraph 5 shall be limited in the event of an assignment of or succession to the rights under this Agreement to such amount as would have been payable in the absence of such assignment or succession. 6 Corresponding Savings and Overprovisions 6.1 If the Buyer becomes aware that a Corresponding Saving or an Overprovision has arisen or may arise, it shall notify the Seller in accordance with clause 26 of the Agreement as soon as reasonably practicable. 6.2 Where any Corresponding Saving or Overprovision (in this paragraph 6.2 the Relevant Amount) has arisen: (a) first, the Relevant Amount shall be set off against any payment then due from (but not then paid by) the Seller under this Schedule or for breach of the Tax Warranties; 41 (b) second, to the extent that there is any excess, a refund shall be made to the Seller of any payment made under this Schedule or for breach of the Tax Warranties and not previously refunded under this paragraph (b) up to the amount of such excess; and (c) third, to the extent that the excess referred to in paragraph (b) is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payments which may become due from the Seller under this Schedule or for breach of the Tax Warranties. 6.3 If so requested by the Seller, the Buyer shall request the auditors for the time being of the Company to certify the amount of any Corresponding Saving or Overprovision. 7 Secondary Liabilities 7.1 The Buyer covenants with the Seller to pay to the Seller an amount equal to any Tax or any amount on account of Tax which any member of the Seller's Tax Group is required to pay to a Taxation Authority as a result of (a) a failure by the Company, or any other member of the Buyer's Tax Group, to discharge that Tax Liability when payable; or (b) save where arising as a result of an action after Completion which is proposed by a director of the Buyer appointed by WLFC, solely for the benefit of WLFC, the Company ceasing to be a qualifying company after Completion for the purposes of Schedule 7AC TCGA 1992. 7.2 The Seller covenants with the Buyer to pay to the Buyer an amount equal to any Tax or any amount on account of Tax which any member of the Buyer's Tax Group is required to pay to a Taxation Authority after Completion as a result of (a) a failure by any member of the Seller's Tax Group, to discharge that Tax; and (b) the Company at any time on or before Completion being a member of the same group of companies or otherwise connected or associated with Seller’s Tax Group. 7.3 The covenants contained in paragraphs 7.1 and 7.2 shall: (a) extend to any reasonable costs and expenses properly incurred in connection with such Tax or a successful claim under paragraphs 7.1 and 7.2, as the case may be; (b) in the case of paragraph 7.1 not apply to Tax to the extent that the Buyer could claim payment in respect of it under paragraph 2 or for breach of the Tax Warranties (or would have been able to claim but for paragraphs 1 and 2 of Schedule 5), except to the extent a payment has been made by the Seller pursuant to paragraph 2 of this Schedule or the Tax Warranties; and (c) not extend to any Taxation which has been recovered by the Seller or the Buyer under any relevant statutory provision (and the Buyer or the Seller (as the case may be) shall procure that no such recovery is sought to the extent that payment is made hereunder); and

42 (d) in the case of paragraph 7.2 not extend to any Tax arising in the circumstances set out in paragraph 3.1. 7.4 Paragraphs 4 (Payment), 5 (Withholdings), and 9 (Conduct of Tax Claims) shall apply to the covenants contained in paragraphs 7.1 and 7.2 as they apply to the covenants contained in paragraph 2, replacing references to the "Seller" with the "Buyer" (and vice versa) where appropriate, and making any other necessary modifications. 8 Taxation Compliance and Conduct of Taxation Claims 8.1 The Seller shall deal with all matters (including preparing and dealing with all correspondence and any other documentation) relating to the Taxation affairs of the Company for all Tax Periods ended on or before Completion (in this paragraph, the Seller Tax Conduct Periods). 8.2 The Seller covenants with the Buyer that they shall: (a) provide to the Buyer (or its duly authorised agent or Representative): (i) within five (5) Business Days of the receipt thereof, a copy of any material communication from the relevant Taxation Authority relating to the Company received after Completion by the Seller (or their duly authorised agent or Representative); (ii) not less than ten (10) Business Days before the date of intended submission, or, in the case of any computations or returns, twenty (20) Business Days before the date of intended submission, a copy of any material communication, including Tax returns and computations (together with a copy of any supporting material) relating to the Company, which is proposed to be submitted after Completion to the relevant Taxation Authority, together with details of the date on which the same is intended to be submitted; and (iii) without prejudice to paragraph 8.2(a)(ii), within five (5) Business Days after the dispatch of such communication, a copy of any communication sent to any Taxation Authority after Completion relation to the Company; (b) consider and take account of any reasonable comments made by or on behalf of the Buyer in relation to any communication referred to in paragraph 8.2(a)(ii) before submission to the relevant Taxation Authority, provided that the Seller shall not be obliged so to amend the communication unless the Buyer has delivered such comments in writing to the Seller not less than five (5) Business Days before the date notified by the Seller to the Buyer as the date on which the relevant communication is intended by the Seller to be delivered to the relevant Taxation Authority; and 43 (c) notify the Buyer of any intended oral communication or meeting with the relevant Taxation Authority at least five (5) Business Days in advance of the date of such communication or meeting, and allow the Buyer or their Representatives to participate therein. 8.3 The Buyer shall procure that the Company shall, in relation to and in so far as it concerns any matter in respect of any Seller Tax Conduct Period provide to the Seller (or their duly authorised agent or Representative), within five (5) Business Days of receipt thereof, a copy of any material communication from the relevant Taxation Authority received after Completion by or on behalf of the Company and, to the extent the Seller (or their duly authorised agent or Representative) are not in attendance for such oral communication or meeting, any notes of any oral communication or meeting with the relevant Taxation Authority. Straddle Period 8.4 The Buyer shall, or shall procure that the Company shall, deal with all matters (including preparing and dealing with all correspondence and any other documentation) relating to the Tax affairs of the Company for the Straddle Period. 8.5 The Buyer shall procure that in respect of the Straddle Period, the Tax returns of the Company are prepared on a basis which is consistent with the manner in which those Tax returns were prepared for Tax Periods ending prior to the Completion other than to the extent required by a change in law or generally accepted accounting practice applying to the Company. 8.6 The Buyer shall procure that the Company notifies the Seller of any proposal to amend or withdraw any return or computation, or any claim, election, surrender or consent made by it for its accounting periods or any part-of any accounting period ended on or before Completion and provides the Seller with a copy of any amended return, computation, claim, election, surrender or consent. The Buyer shall procure that the Company does not submit any such amendment or withdrawal without the Seller’s consent. 8.7 The Buyer shall: (a) in relation to and in so far as it concerns any matter relating to the Straddle Period which could give rise to a claim under this Schedule or result in a liability in respect of a breach of any Tax Warranty provided to the Seller (or their duly authorised agent or Representative): (i) within ten (10) Business Days of the receipt thereof, a copy of any material communication from the relevant Taxation Authority received after Completion by the Buyer, the Company (or their duly authorised agent or Representative); (ii) not less than ten (10) Business Days before the date of intended submission, or, in the case of any computations or returns, twenty (20) Business Days before the date 44 of intended submission, a copy of any material communication, including Tax returns and computations (together with a copy of any supporting material) relating to the Company, which is proposed to be submitted after Completion to the relevant Taxation Authority, together with details of the date on which the same is intended to be submitted; (iii) without prejudice to paragraph 8.7(a)(ii), within five (5) Business Days after the dispatch of such communication, a copy of any communication sent to any Taxation Authority after Completion relating to the Company; (iv) incorporate any reasonable comments made by or on behalf of the Seller in relation to any communication referred to in paragraph 8.7(a)(ii) before submission to the relevant Taxation Authority, provided that the Buyer shall not be obliged so to take the same into account unless the Seller has delivered such comments in writing to the Buyer not less than five (5) Business Days before the date notified by the Buyer to the Seller as the date on which the relevant communication is intended by the Buyer to be delivered to the relevant Taxation Authority; and (v) notify the Seller of any intended oral communication or meeting with the relevant Taxation Authority relating to any communication referred to in paragraph 8.7(a)(ii) at least five (5) Business Days in advance of the date of such communication or meeting, and allow the Seller or their Representatives to participate therein. 8.8 The Buyer or its duly authorised agents or advisers shall have sole conduct of all Tax affairs of the Company which are not in respect of any period commencing before Completion and shall be entitled to deal with such Tax affairs in any way in which it, in its absolute discretion, considers fit (subject to paragraph 9 below). 8.9 Paragraph 9 and paragraph 10 shall take precedence over the provisions of this paragraph 8. 9 Conduct of Tax Claims 9.1 If the Buyer or the Company becomes aware of any issue which might give rise to a claim under this Schedule or result in a liability in respect of a breach of any Tax Warranty, the Buyer shall give written notice thereof (containing, so far as practicable, reasonable particulars of the circumstances relating to such issue including the due date for payment, time limits for any appeal and, so far as practicable the amount of any potential claim) to the Seller as soon as reasonably practicable (and, in any event, in the case of a Notice of Liability in relation to which an appeal may be made or other action taken within a specified period of time, within ten (10) Business Days of the Buyer or the Company becoming aware in reasonable detail thereof) provided that giving that notice shall not be a condition precedent to the Seller's liability under this Agreement. 45 9.2 As regards any such issue, the Buyer shall take or cause to be taken such action as the Seller may, by written notice given to the Buyer, reasonably request to mitigate or, in the case of any Notice of Liability, to dispute, resist, appeal against, compromise, settle or defend any determination in respect thereof, or to apply to postpone (so far as legally possible) the payment of any Taxation pending the determination of any appeal, but subject to the Buyer and Company: (a) being indemnified to the reasonable satisfaction of the Buyer against all losses (including any additional Actual Tax Liability), interest, costs, damages and expenses which may be thereby suffered or incurred by the Buyer or the Company; and (b) having been paid in cleared funds an amount equal to the Tax which is the subject matter of the Notice of Liability (the Disputed Tax) where it is necessary to pay the Disputed Tax in order to resist or otherwise deal with the Notice of Liability. 9.3 In exercising its rights under any of the provisions of this Schedule, the Seller shall not be entitled to require the Buyer or the Company to take any proceedings before any court or any other appellate body (including any tribunal) unless it has been advised in writing, at the expense of the Seller, by appropriate tax counsel who has specialised in Tax matters for at least seven (7) years instructed by agreement between the Buyer and the Seller (the Buyer’s and the Seller's agreement not to be unreasonably withheld or delayed) (the Tax Expert), that it is more likely than not that the Buyer or the Company will be successful in such proceedings. 9.4 The Buyer and the Seller shall each: (a) keep each other fully and promptly informed of all matters known to each of them or their advisers in connection with the Notice of Liability; (b) promptly provide to the other copies of all documents and correspondence related to the Notice of Liability; (c) procure that no substantive correspondence, pleading or other document is sent, submitted, issued, entered into or in any way published by the Buyer, the Company or their advisers (in the case of the Buyer) or the Seller or its advisers (in the case of the Seller) in connection with the relevant Notice of Liability without (in the case of the Buyer, the Company and their advisers) the Seller's prior written consent and (in the case of the Seller or their advisers) the Buyer's prior written consent, such consent not to be unreasonably withheld or delayed; and (d) procure that no Notice of Liability in respect of which the Seller could be required to make a payment under this Schedule is settled or otherwise compromised without (in the case of the Buyer, the Company and their advisers) the Seller's prior written consent and (in the

46 case of the Seller or their advisers) the Buyer's prior written consent, such consents not to be unreasonably withheld or delayed, PROVIDED THAT: (i) if the Seller does not request the Buyer to take any appropriate action within a reasonable period of time (being no more than 20 Business Days) of having received notice under paragraph 9.1; or (ii) if the Tax Expert determines pursuant to paragraph 9.3 that an appeal against a relevant Notice of Liability is, on the balance of probability, unlikely to succeed; or (iii) should the Seller not have paid any Disputed Tax to the Buyer on its request (or otherwise compensated the Company) prior to any deadline required for any such appeal to be Disputed Tax to be paid, 9.5 if legal proceedings are commenced against the Seller with a view to its winding-up, insolvency, dissolution or administration, or for the appointment of a receiver, administrator, trustee or similar officer in respect of it or of any of its assets (otherwise than for the purpose of its voluntary reconstruction or amalgamation); the Buyer shall (without prejudice to its rights under this Schedule) be free to satisfy or settle the relevant Tax Liability on such terms as it determines in its absolute discretion; and the Buyer shall not be required to take any action pursuant to paragraph 9.2 in circumstances where the Seller has not first indemnified it pursuant to paragraph 9.2 to its reasonable satisfaction. The Seller shall not be entitled to make, or request the Buyer or the Company to make, any settlement or compromise of any Notice of Liability in respect of which the Seller may be liable under this Schedule or agree any matter in the conduct of such Notice of Liability which is likely to result in material prejudice to their business or Tax affairs. 9.6 If the Seller, or the Company before Completion, shall have committed acts or omissions which constitute dishonesty, fraud or wilful default giving rise to or in connection with the Notice of Liability, the rights of the Seller set out in this paragraph 9 in respect of the conduct of the Notice of Liability shall not apply and the Buyer shall (without prejudice to its rights under this Schedule or the Agreement) be free to satisfy or settle the relevant Notice of Liability or take such other action on such terms as it may in its absolute discretion think fit. 9.7 The Buyer shall provide and shall procure that the Company provides to the Seller such access to the books, accounts and records of the Company as the Seller reasonably requires for the purpose of enabling the Seller or its duly authorised agent or Representative to deal with matters arising in connection with this Schedule or the Tax Warranties. 47 10 Surrender of losses and capital gains and intangible asset re-allocation 10.1 The Seller shall be entitled, by notice in writing to the Buyer to require that the Company makes or joins in the making of any claim, or amended or revised claim for Group Tax Relief in consequence of which the amount of Taxation payable by the Company or a member of the Seller's Group (in this paragraph 10 the Counterparty) is less than it would have been but for such election or surrender having been made or is nil (the amount by which it is so less, or (in a case where the amount payable is nil) the whole of the amount which would have been payable but for such election or surrender, being the Tax Reduction). 10.2 A notice may only be given for the purposes of this paragraph 10 whilst a claim can be made within the relevant statutory time limits. Such notice, which may (on one or more occasions) be amended at any time prior to the expiry of such time limits, shall specify the amount of the Group Tax Relief which is to be surrendered or the election that is to be made, and shall be accompanied by the relevant notice or election which is required to be signed on behalf of the Company and any other company or companies and submitted to HMRC. 10.3 If, as a result of the Company taking any action pursuant to such a notice, the Company obtains a Tax Reduction: (a) in any case where the Seller would, but for such action, have been liable to make a payment under this Schedule or for breach of the Tax Warranties in respect of any Actual Tax Liability of the Company, no payment shall be made by the Company in respect of so much of the Tax Reduction as is equivalent to such Actual Tax Liability; and (b) subject thereto, the Buyer shall procure that the Company shall pay to the Counterparty an amount equal to the Tax Reduction, such payment to be made on the date or dates (determined in accordance with paragraph 4) on which (but for the Tax Reduction) the relevant Taxation would first fall due for payment. 10.4 The Buyer and the Seller undertake with each other that they shall take such steps as are in their control to procure that the Company and any Counterparty shall do anything it is required to do in accordance with this paragraph 10 and shall give all such consents and do all such things (including entering into any such agreement as is referred to in section 183(1) CTA 2010) as shall be required to ensure that such action is effective. 10.5 If any action taken pursuant to this paragraph 10 is subsequently determined to have been invalid or ineffective to any extent or excessive (other than, in the case of action intended to obtain a Tax Reduction for the Company, by reason of any act or omission (which shall include any claim to carry back losses from subsequent Tax Periods) of the Buyer (at any time) or the Company after Completion), the obligation as to payment pursuant to paragraph 10.3(b) shall be determined as if, to that extent, the action had never been taken. 48 10.6 Where a Tax Reduction is obtained for the Company, pursuant to this paragraph 10 in circumstances where the Seller has, prior to such Tax Reduction being obtained, made a payment (in this paragraph 10, the Relevant Payment) to the Buyer under this Schedule or the Tax Warranties in respect of the Taxation Liability which was wholly or partly extinguished by the Tax Reduction, the Buyer shall repay to the Seller so much of the Relevant Payment (disregarding, for these purposes, any part of the Relevant Payment as represents interest) as corresponds to so much of the Taxation Liability as was extinguished by the Tax Reduction. Payment shall be made pursuant to this paragraph on the date on which the Company obtains the repayment (by way of actual repayment, credit, set-off or otherwise) by reason of such Tax Reduction. In addition to any amounts due pursuant to this paragraph 10.6, the Buyer shall pay an amount equal to any interest or repayment supplement received (less any Taxation Liability in relation thereto) from HMRC in respect of such Tax Reduction. 10.7 Without prejudice to the provisions above, where as a result of an action after Completion which is proposed by a director of the Buyer appointed by WLFC, solely for the benefit of WLFC, a Tax Liability arises as a result of the acquisition of the Company by the Buyer being part of arrangements for the disposal of the Company to another person for the purposes of section 782A CTA 2009, the Seller and the Buyer agree that the Seller shall, and the Buyer shall procure that the Company shall, jointly enter into an election in accordance with sections 792 and 793 CTA 2009 to treat any Tax Liability as accruing to the Seller and not the Company. The Buyer shall, and shall procure that the Company shall, give the Seller and the Seller shall give the Buyer and the Company all such reasonable co-operation and assistance for the purposes of taking any action in respect of entering such election. 49 Limitations on the liability of the Seller 1 Financial limits Minimum claims 1.1 The Seller shall not be liable in respect of any Relevant Claim including any Tax Schedule Claim unless its liability in respect of the Relevant Claim exceeds [*]. Aggregate minimum claims 1.2 The Seller shall not be liable in respect of any Relevant Claim including any Tax Schedule Claim unless its aggregate liability in respect of any and all Relevant Claims including any Tax Schedule Claim exceeds in aggregate [*], in which case the Seller shall (subject to the other provisions of this Agreement) be liable for the whole of such Relevant Claims and not only the excess. Maximum liability 1.3 The Seller's maximum aggregate liability: (a) in respect of each Business Warranty Claim shall not exceed twenty five per cent (25%) of the Purchase Price; and (b) in respect of all Relevant Claims (including Fundamental Warranty Claims, Tax Schedule Claims, Business Warranty Claims and Hive Down Indemnity Claims) shall not exceed the Purchase Price. 2 Time limits Notice requirements 2.1 If the Buyer becomes aware of a matter or circumstance which gives rise to or may give rise to a Relevant Claim (other than a Tax Claim which shall be dealt with in accordance with paragraph 9 of the Tax Schedule), the Seller shall not be liable in respect of it unless the Buyer provides notice to the Seller in accordance with the provisions of this Agreement specifying that matter or circumstance in reasonable detail (including the Buyer's estimate of the amount of such Relevant Claim and such supporting evidence of such Relevant Claim as is available to the Buyer) within thirty (30) Business Days after the Buyer became aware of that matter or circumstance and in any event within the time periods set out in paragraph 2.2.

50 Time periods 2.2 The Seller shall not be liable in respect of a Relevant Claim unless the Buyer has given notice in accordance with paragraph 2.1 and in the case of: (a) a Business Warranty Claim (other than a Tax Warranty Claim) by no later than the date falling eighteen (18) months after the Completion Date; and (b) in the case of a Fundamental Warranty Claim by no later than the date falling four (4) years after the Completion Date. 2.3 The Seller shall not be liable in respect of a Tax Claim unless notice is given by the Buyer to the Seller in accordance with this Agreement setting out details of the Tax Claim, including, where practicable, the Buyer's reasonable estimate of the amount of the Tax Claim, by no later than the date falling seven (7) years after the Completion Date. Commencement of proceedings 2.4 The Seller's liability in respect of any Relevant Claim (other than a Tax Claim) shall terminate (if such claim has not been previously remedied, satisfied or withdrawn) on the date falling nine (9) months after the date it was first notified to the Seller in accordance with paragraph 2.1 of this Schedule unless court proceedings in respect of it have been commenced within such period. For these purposes, court proceedings shall mean any proceedings, suit or action before the courts of England and Wales and court proceedings shall not be deemed to have been commenced unless they have been both issued and validly served on the Seller in accordance with relevant procedural rules. 3 Remediable breaches 3.1 Where the matter or default giving rise to a Relevant Claim (other than a Tax Schedule Claim) is capable of remedy, the Seller will not be liable for such Relevant Claim (other than a Tax Schedule Claim) unless the matter or default is not remedied to the reasonable satisfaction of the Buyer within twenty (20) Business Days after the date on which notice of such Relevant Claim (other than a Tax Schedule Claim) is given to the Seller pursuant to paragraph 2.1. 3.2 The Buyer shall procure that the Seller is given the opportunity in the twenty (20) Business Day period referred to in paragraph 3.1 to remedy the relevant matter or default (if capable of remedy) and shall provide (and procure that each member of the Buyer's Group shall provide) all reasonable assistance to the Seller to remedy the relevant matter or default. 51 4 General limitations 4.1 The Seller shall not be liable in respect of a Relevant Claim (other than a Tax Claim to which the limitations at paragraph 3 of the Tax Schedule shall apply) to the extent that the matter giving rise to, or the loss arising from, or any increase in that claim: (a) occurs in connection with the transaction implemented pursuant to and in accordance with the Hive Down Agreement (including any associated degrouping charges); (b) occurs as a result of or is otherwise attributable to any introduction, enactment, change, amendment or withdrawal of any enactment, regulation, rules of any regulator or administrative practice or guidance occurring after the date of this Agreement (whether or not that introduction, enactment, change, amendment or withdrawal purports to have retrospective effect in whole or in part), or any change in the interpretation of any of the foregoing by any court of law or tribunal after the date of this Agreement; (c) occurs as a result of or is otherwise attributable to: (i) any change in the financial year end of any member of the Buyer's Group after Completion; (ii) a change in the accounting or Taxation policies, bases or practices of any member of the Buyer's Group (including the method of submitting Tax returns) introduced or having effect after Completion; (iii) any increase after the date of this Agreement in any rate of Taxation or any change in the tax residence of any member of the Buyer's Group; (iv) any member of the Buyer's Group disclaiming any part of the benefit of capital or other allowances against Taxation claimed or proposed to be claimed on or before Completion or which was otherwise taken into account in computing the provisions for Taxation in the Accounts; (v) any failure or omission to make any valid claim, election, surrender or disclaimer, to give any valid notice or consent or to do any other thing under the provisions of any law, regulation or guidance relating to Taxation after Completion, which was claimed or proposed to be claimed on or before Completion or the making, giving or doing of which was taken into account in computing the amount of any allowance, provision or reserve for Taxation in the Accounts; or (vi) any claim, election, surrender or disclaimer made or notice or consent given after Completion under the provisions of any law, regulation or guidance relating to Taxation, other than any claim, election, surrender or disclaimer, notice or consent 52 assumed to have been made, given or done in computing the amount of any allowance, provision or reserve for Taxation in the Accounts; (d) would not have arisen or occurred but for: (i) an act, omission or transaction on the part of; or (ii) any change to, or non-compliance with, the operating procedures, policies or practices of the Company as at Completion by, any member of the Buyer's Group or any of their respective directors, employees or agents after Completion otherwise than as required by law or pursuant to a legally binding commitment of the Company created on or before Completion; (e) arises as a consequence of any act or omission carried out (i) in consequence of the execution and performance of and in accordance with the terms of this Agreement, or (ii) at the request or with the written consent or approval of a member of the Buyer's Group; (f) was taken into account in preparing the Accounts (including in the calculation of any allowance, provision or reserve in the Accounts), or was referred to in or in the notes to the Accounts or in accordance with generally accepted accounting principles has not been so taken account of or referred to; or (g) would not have arisen but for any change in ownership, reorganisation, amalgamation, restructuring (solvent or otherwise) or cessation of business of any member of the Buyer's Group. 5 No double recovery The Buyer agrees with the Seller that, in respect of any matter which may give rise to liability pursuant to a Relevant Claim: (a) no such liability shall be met more than once; and (b) any liability with respect to such matter to any member of the Buyer's Group shall be deemed to be satisfied by the satisfaction of the liability with respect to such matter to any other member of the Buyer's Group. 6 Insurance If, in respect of any matter which would otherwise give rise to a Relevant Claim, any member of the Buyer's Group makes a recovery under any policy of insurance, that Relevant Claim shall be reduced by the amount which that member of the Buyer's Group has recovered under such policy of insurance (less any reasonable costs incurred in obtaining such recovery by the relevant 53 member of the Buyer’s Group, and Tax suffered in respect of such recovery and any related increase in future premiums payable for such insurance). In this regard, the Buyer is obliged to expeditiously pursue, and shall procure that the relevant members of the Buyer's Group expeditiously pursue, any such recoveries to which they are or might become entitled under any policy of insurance. 7 Claims by or against third parties 7.1 If any member of the Buyer's Group becomes aware of any matter: (a) which has given, or might give rise, to a claim being made by a third party against a member of the Buyer's Group which will or may give rise to a Relevant Claim (other than a Tax Claim); or (b) in respect of which any member of the Buyer's Group is or may become entitled to recover (whether by way of payment, discount, credit, set-off, counterclaim or otherwise) from any third party (other than pursuant to a policy of insurance referred to in paragraph 6) any sum in respect of any loss, damage or liability which has been, is or may become the subject of a Relevant Claim (other than a Tax Claim), in each case a Third Party Claim (including for the avoidance of doubt, a prospective claim), then the following provisions of this paragraph 7 shall apply. 7.2 The Buyer shall, upon any member of the Buyer's Group becoming aware of a Third Party Claim, give notice (containing reasonable details of the Third Party Claim) to the Seller of the matter forthwith and shall consult with the Seller with respect to that Third Party Claim and keep the Seller fully and promptly informed of all developments in relation to that Third Party Claim. 7.3 The Buyer shall not, and shall procure that no member of the Buyer's Group shall, make any admission of liability in respect of a Third Party Claim, or agree, compromise or settle a Third Party Claim, without the prior written consent of the Seller. 7.4 Subject to paragraph 7.8(d), the Buyer shall provide, and shall procure that each member of the Buyer's Group shall provide, the Seller and the Seller's professional advisers with reasonable access to premises and personnel and to all relevant documents, records, correspondence, accounts and other information within the power, possession or control of any member of the Buyer's Group for the purpose of investigating the Third Party Claim and/or ascertaining whether any member of the Buyer's Group has a right of recovery against any person other than the Seller and/or enabling the Seller to take such action as is referred to in paragraph 7.7. 7.5 Upon any member of the Buyer's Group becoming aware of a Third Party Claim, the Buyer shall, and shall procure that each member of the Buyer's Group shall, retain and preserve all relevant documents, records, correspondence, accounts and other information within the power,

54 possession or control of any such persons which are or could reasonably be considered relevant in connection with the Third Party Claim for so long as any such Third Party Claim remains outstanding. 7.6 The Seller shall be entitled to copies of any of the documents, records and information referred to in paragraph 7.5 or, in the event that the Seller wishes to insure against its liabilities in respect of any actual or prospective Relevant Claim, any information that a prospective insurer may reasonably require before effecting such insurance. 7.7 The Buyer shall, and shall procure that each member of the Buyer's Group shall: (a) take such action and institute such proceedings, and give such information and assistance, as the Seller may request to dispute, resist, appeal, compromise, defend, remedy or mitigate the Third Party Claim or to enforce against any person (other than the Seller) the rights of any member of the Buyer's Group in relation to the Third Party Claim (including the assignment to the Seller or such other third party as the Seller may direct of any rights of action which any member of the Buyer's Group may have), and more generally co-operate fully and promptly with the Seller and its professional advisers; and (b) in connection with any proceedings related to the Third Party Claim (other than against the Seller) use professional advisers nominated by the Seller and, if the Seller so requests, permit the Seller to have exclusive conduct of the negotiations and/or proceedings, and the Seller shall indemnify the Buyer in respect of all losses, damages, costs, expenses and/or other amounts (including interest) properly and reasonably incurred by the Buyer and/or any other member of the Buyer's Group pursuant to its obligations under this paragraph 7.7. 7.8 Notwithstanding any other provision of this Agreement: (a) the Seller shall be entitled at any stage and at its sole discretion to settle any such Third Party Claim or direct the Buyer to settle such Third Party Claim as applicable and the Seller shall, where practicable, notify the Buyer in advance of its decision to do so; (b) if the Buyer declines or fails to comply with a direction to settle within ten (10) Business Days of a written direction to do so, the Seller shall thereupon cease to have any obligation to indemnify the Buyer in relation to such Third Party Claim pursuant to paragraph 7.7; (c) the Seller shall have no obligation to make payment to the Buyer in respect of any Relevant Claim until the Third Party Claim related thereto (if any) has been agreed by the Buyer and the Seller, determined by an non-appealable court decision or is withdrawn by the claimant in question; and 55 (d) the Buyer shall not be required to provide or procure the provision of any document in respect of which legal privilege can properly be claimed by the Buyer where to do so would cause the loss of such privilege in respect of the advice contained in such document / Seller Excluded Materials (as defined in clause 9.3). 7.9 For the avoidance of doubt, the provisions of this paragraph 7 shall not apply to any Tax Claim. 8 Calculating the liability of the Seller 8.1 If, before the Seller has made any payment in respect of a Relevant Claim including a Tax Claim, the Buyer or the Company is entitled to recover from a third party (including any Taxation Authority) (whether by payment, discount, credit, relief or otherwise) a sum which is referable to that Relevant Claim (a Potential Recovery Amount) then, subject to paragraph 8.3, the Buyer shall be obliged to procure the pursuit of such Potential Recovery Amount and any sums received by the Buyer or the Company as a result shall (after the deduction of reasonable costs incurred in achieving such recovery) reduce or satisfy the Relevant Claim. 8.2 If, after the Seller has made any payment in respect of a Relevant Claim including a Tax Claim, the Buyer or the Company recovers or becomes entitled to recover from a third party (including any Taxation Authority) (whether by payment, discount, credit, relief or otherwise) a sum which is referable to that payment (a Recovery Amount) then, subject to paragraph 8.3, the Buyer shall be obliged to procure the pursuit of such Recovery Amount (if not already received) and shall, on obtaining such Recovery Amount (or any portion thereof), forthwith repay (or procure the repayment) to the Seller of an amount equal to the lesser of any Recovery Amount (after the deduction of reasonable costs incurred in achieving such recovery) and the sum paid by the Seller. 8.3 The Buyer shall not be obliged to procure the pursuit of a Potential Recovery Amount or Recovery Amount if to do so would be reasonably likely to be materially detrimental to the business, present or future reputation or present or future trading relationships of the Buyer or the Company. 8.4 If the Buyer or the Company shall enjoy a saving or a net financial benefit arising from a Relevant Claim (including a Taxation saving) the Seller shall not be liable under this Agreement in an amount equal to such saving or net financial benefit. 8.5 In calculating the liability of the Seller, there shall be taken into account the amount by which any Taxation, for which any member of the Buyer's Group is now or would in the future be accountable or liable to be assessed, is or will be reduced or extinguished as a result of the matter or circumstance giving rise to the Relevant Claim in question, such Taxation to be calculated on the basis of rates of Taxation prevailing at the time of such Relevant Claim. 56 9 Recoverable losses Notwithstanding anything to the contrary in this Agreement, the Seller shall not in any circumstances be liable to the Buyer, whether in contract, tort or breach of statutory duty or otherwise for: (a) loss of or anticipated loss of profit, loss of or anticipated loss of revenue, business interruption, loss of any contract or other business opportunity or goodwill; (b) indirect loss or consequential loss; (c) any special, punitive or aggravated damages; (d) loss of reputation; or (e) any liability on the part of the Buyer to make payment unless the relevant payment has actually been made. 10 Successful claims constitute reduction in Purchase Price The satisfaction by the Seller of any claim under this Agreement (including the Warranties and the Tax Schedule) shall (to the extent legally possible) be deemed to constitute a reduction in the consideration payable by the Buyer for the purchase of the Shares. 11 Fraud Nothing in this Schedule, nor any other provision of this Agreement purporting to limit or exclude the Seller's liability, shall apply to any claim to the extent that it arises or is increased as a result of fraud or fraudulent misrepresentation on the part of the Seller. 12 Mitigation The Buyer shall (and shall procure that each member of the Buyer's Group shall) mitigate any loss suffered by it (or such member of the Buyer's Group) which has resulted in or could result in a Relevant Claim (other than a Tax Schedule Claim). 13 Buyer to provide access to information 13.1 Without prejudice to the Buyer's obligations in respect of Third Party Claims but subject to the exception in paragraph 7.8(d), the Buyer shall provide, and shall procure that each member of the Buyer's Group shall provide, the Seller and the Seller's professional advisers with reasonable access to premises and personnel and to all relevant documents, records, correspondence, accounts and other information within the power, possession or control of any member of the 57 Buyer's Group for the purpose of investigating a Relevant Claim and/or ascertaining whether any member of the Buyer's Group has a right of recovery against any person other than the Seller and/or enabling the Seller to take such action as is referred to in paragraph 7.7. 13.2 Upon any member of the Buyer's Group becoming aware of a Relevant Claim, the Buyer shall, and shall procure that each member of the Buyer's Group shall, retain and preserve all relevant documents, records, correspondence, accounts and other information within the power, possession or control of any such persons which are or could reasonably be considered relevant in connection with the Relevant Claim for so long as any such claim remains outstanding. 13.3 The Seller shall be entitled to copies of any of the documents, records and information referred to in this paragraph or, in the event that the Seller wishes to insure against its liabilities in respect of any actual or prospective Relevant Claim, any information that a prospective insurer may reasonably require before effecting such insurance.

58 – Conditions Precedent 1 The condition to Completion is that a decision has been issued or made on terms that are unconditional or reasonably acceptable to the Buyer or is deemed to have been issued or made if there is no decision within the required time period with the effect that no proceedings will be initiated by the Competition Council of the Republic of Lithuania under Article 11(3) in so far as the Law on Competition of the Republic of Lithuania applies to the transaction (the Competition Condition). 59 – Covenants up to Completion 1 From the date of this Agreement until Completion, the Seller shall procure that, save with the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed) and save as required to comply with applicable law: the business of the Company is carried on in the ordinary course; the Buyer’s Representatives and advisers shall be allowed such access as is reasonably requested, upon reasonable notice and during normal working hours, to: (i) the books and records of the Company (including all statutory books, minute books, leases, contracts, supplier lists and customer lists), with the right to take copies; and (ii) the premises used by the Company, and (iii) management of, the Company, and the Seller shall procure that the directors, officers, employees and consultants of the Company are instructed to give promptly all such information and explanations with respect to the business and affairs of the Company as the Buyer and its Representatives may reasonably request; the Company shall not: Corporate (i) create, allot, issue, purchase, reduce, repay or redeem any share or loan capital or effect any other reorganisation of any of its share capital; (ii) resolve to be voluntarily wound up or apply for a moratorium in respect of itself or any of its assets; (iii) undertake any reorganisation of the Company or discontinue any material part of its business; (iv) acquire or agree to acquire any shares or other interest in any company, partnership or other corporate body; (v) incorporate any company or voluntarily dissolve or strike-off the Company; (vi) adopt new articles of association; Finance and Accounts (vii) make any material change to its accounting principles and procedures except where such change is required by law; (viii) fail to keep proper accounting records or to make true and complete entries of all its dealings and transactions; 60 (ix) borrow any money (other than routine trade debts); (x) make or prepay any loan (other than routine trade debts or payables); (xi) give any guarantee, indemnity or other agreement to secure an obligation of a third party; (xii) incur any capital expenditure exceeding [*]; (xiii) incur any operational expenditure exceeding [*]; (xiv) dispose of or grant or create any Encumbrance over any part of its business, undertaking or any of its assets except in the ordinary course of trading; Contracts (xv) enter into, modify or agree to terminate any contract which involves expenditure or revenues exceeding [*] per annum or which is otherwise of material importance to the business, profits or assets of the Company or which is otherwise entered into outside the ordinary course of the business; (xvi) enter into, notify or agree to terminate any material contract which is not on arms' length terms; (xvii) grant any lease or third party right in respect of or otherwise dispose of any properties owned or occupied by the Company; (xviii) enter into any leasing, hire purchase or other agreement or arrangements for payment on deferred terms; (xix) fail to observe or perform any term or condition of, or waive any rights under, any contract or arrangement; (xx) grant any power of attorney; Intellectual Property and IT (xxi) grant a licence or any other right in respect of (other than in the ordinary course of business), modify, agree to terminate, permit to lapse, abandon or surrender any of its Intellectual Property Rights; (xxii) enter into or terminate any contract, arrangement or commitment which would (or may reasonably be expected) to result in a material change to the functionality or operations of the Company's Information Technology; 61 Approvals (xxiii) contravene any statute, order or regulation or any legislation in any other jurisdiction; (xxiv) allow the termination, revocation or suspension of any licence or consent held by the Company; Employment (xxv) make any changes in the terms and conditions of employment or engagement of any of its directors, officers, employees or consultants or employ or terminate (except for good cause) the employment of any person; (xxvi) dismiss any of its employees or employ or engage (or offer to employ or engage) any person; (xxvii) make, or announce to any person any proposal to make, any change or addition to any retirement, disability, pension or other benefits of or in respect of any of its directors or employees or former directors or former employees (or any dependant of any such person); (xxviii) provide any non-contractual benefit to any of its directors, officers, employees, consultants or their dependants; Litigation (xxix) other than the collection of debts in the normal course of business, institute, settle or agree to settle any legal proceedings relating to its business; Tax (xxx) enter into any transaction or take any other action which could reasonably be expected to give rise to a material liability to Tax for the Company (or which could reasonably be expected to give rise to such a liability but for the availability of any Tax relief), other than a liability to Tax incurred in the ordinary course of business; (xxxi) file an application for, or enter into, a non-routine ruling in relation to Tax; (xxxii) change its Tax reporting or payment policy in any material respect or file a Tax return or any other document, election, claim or surrender relating to Tax on a basis which is materially inconsistent with prior practice; (xxxiii) enter into any settlement or compromise agreement with a Taxation Authority in respect of a material liability to Tax;

62 (xxxiv) change its residence for Tax purposes or establish a new permanent establishment in any jurisdiction; Miscellaneous (xxxv) incur any liability or make any payment to the Seller (other than as required by any Intra-Group Agreement or other contract entered into between the Seller and Company prior to the date of this Agreement); (xxxvi) agree, conditionally or otherwise, to do any of the foregoing; or (xxxvii) take any action which is inconsistent with the provisions of this Agreement or any other Share Purchase Documents. 2 From the date of this Agreement until Completion, the Seller undertakes to the Buyer that, save with the prior consent in writing of the Buyer (such consent not to be unreasonably withheld or delayed) and save as required to comply with applicable law: it shall not dispose of any interest in the Shares or any of them or grant any option over, or Encumbrance over the Shares or any of them; it shall not permit the Company to pass any resolution in general meeting or by written resolution or otherwise; and it shall not induce, or attempt to induce, any of the employees of the Company to terminate their employment. 63 Completion Part A – Seller's obligations 1 At Completion, the Seller shall: deliver to the Buyer (or, in the case of the items described in paragraph 1(a)(ii), make available at the Company's registered office): (i) transfers in respect of the Shares duly executed and completed in favour of the Buyer (or as it may direct), together with the certificates for the Shares (if any); (ii) (as agents for the Company) all its statutory and minute books (complete to the Business Day immediately preceding Completion) and its common seal (if any), certificate of incorporation, any certificates of incorporation on change of name and other documents and records including a copy of its articles of association (or equivalent constitutional documents); (iii) letters of resignation (executed as deeds) from such of the directors of the Company as is required to ensure that the board of the Company will comprise the same individuals who are on the board of the Buyer, resigning their office as such and acknowledging that they have no claim outstanding for compensation for loss of office or otherwise, including redundancy and unfair dismissal, such resignations to be tendered at the board meetings referred to in paragraph 1(b) below; (iv) the Share Purchase Documents to which the Seller is a party duly executed by the Seller; (v) (if not previously delivered) a link to the contents of the Data Room via email; (vi) a certified copy of the minutes of each duly held board meeting, referred to in paragraph 1(b) below; (vii) a certified copy of the minutes of a duly held meeting of the directors of the Seller authorising the execution of this Agreement, and each of the other Share Purchase Documents to which it is or will be a party; (viii) the registered email address (as contemplated by section 88 CA 2006) and the email address, security code and authentication code used by the Company for making electronic filings with the Registrar of Companies together with confirmation as to membership of the Protected Online Filing Scheme; and 64 (ix) a counterpart of the Amended and Restated Joint Venture Agreement duly executed by WLFC and, to the extent provision is made for it to be a party thereto, the Company; procure that the Company holds a board meeting at which it is resolved that: (i) the transfers mentioned in paragraph 1(a)(i) be registered (subject only to their being duly stamped) notwithstanding any provision to the contrary in the articles of association of the Company; (ii) each of the persons nominated by the Buyer be validly appointed as additional directors and/or secretary, as the Buyer may direct, of the Company; and (iii) the resignations of the directors of the Company, referred to in paragraph 1(a)(iii) above, be tendered and accepted so as to take effect at the close of the meeting. 65 Part B – Buyer's obligations 1 At Completion, the Buyer shall: pay the Initial Purchase Price to the Seller in accordance with clause 16.1 (Payments); deliver to the Seller: (i) a counterpart of the Amended and Restated Joint Venture Agreement duly executed by the Buyer and Mitsui; (ii) the other Share Purchase Documents to which the Buyer is a party; and (iii) a certified copy of the minutes of a duly held meeting of the directors of the Buyer authorising the execution of this Agreement, and each of the other Share Purchase Documents to which it is or will be a party.

66 Completion Accounts PART A - The Preparation of the Completion Accounts Preparation of draft Completion Accounts 1 By no later than sixty (60) Business Days following Completion, the Seller shall prepare and deliver to the Buyer a draft of the Completion Accounts (the draft Completion Accounts), such draft Completion Accounts to include or be accompanied by: a statement in the form set out in Part B of this Schedule 9; a statement of Actual Working Capital; and a statement as to the amount to be paid by either the Buyer or the Seller pursuant to clause 4.6. 2 In preparing the draft Completion Accounts: reference shall be made to the definitions of the relevant items to be included in the draft Completion Accounts as set out in this Agreement; in applying such definitions and determining the items and amounts to be included in the draft Completion Accounts, the following hierarchy of accounting treatment shall be applied: (i) first, the specific polices and accounting treatments set out in Part C of this Schedule 9; (ii) secondly, and to the extent not covered by paragraph (i) above, the same accounting principles, policies, evaluations, categorisations, procedures, techniques, methods, bases, practices and estimation techniques as were used in the preparation of the Accounts (which are prepared under US GAAP); and (iii) thirdly, to the extent not covered by paragraphs (i) and (ii) above, on a going concern basis in accordance with the Accounting Standards. Notification of Disputed Items and proposed adjustments 3 As soon as practicable after delivery of the draft Completion Accounts to the Buyer in accordance with paragraph 1 above, and in any event within forty (40) Business Days after such delivery (the Review Period), the Buyer shall review the draft Completion Accounts and shall give notice to the Seller (a Dispute Notice) specifying: 67 any item in the draft Completion Accounts that it wishes to dispute (a Disputed Item); its reasons for disputing each Disputed Item; and the adjustments that it believes need to be made to the draft Completion Accounts in respect of each Disputed Item in order for the draft Completion Accounts to comply with the requirements of paragraph 2. Finalisation of the Completion Accounts where there are no Disputed Items 4 If: during the Review Period, the Buyer gives notice to the Seller that there is no Disputed Item and that the Buyer does not believe that any adjustments need to be made to the draft Completion Accounts (an Agreement Notice); and/or by the expiry of the Review Period, no Dispute Notice has been given to the Seller, the draft Completion Accounts shall constitute the Completion Accounts for the purposes of this Agreement, and the date falling on the Business Day immediately after: (i) expiry of the Review Period; or (ii) if earlier, receipt by the Seller of an Agreement Notice, shall be the date of finalisation of the Completion Accounts for all purposes of this Agreement. Finalisation of the Completion Accounts where there are Disputed Items 5 If a Dispute Notice is given within the Review Period: except for any Disputed Item, the Buyer shall be deemed to have agreed all other items in the draft Completion Accounts; the Seller and the Buyer shall discuss any Disputed Item and endeavour to agree in writing the adjustments (if any) required to be made to the draft Completion Accounts in respect of each such Disputed Item; if, within twenty (20) Business Days after the end of the Review Period (the Resolution Period), the Seller and the Buyer agree in writing upon all adjustments required to be made to the draft Completion Accounts in respect of each Disputed Item (or agree that no such adjustments are required), the draft Completion Accounts as so agreed in writing between the Seller and the Buyer shall constitute the Completion Accounts for the purposes of this Agreement, and the date on which the Seller and the Buyer agree in writing on the last of the adjustments required to be made to the draft Completion Accounts in respect of each Disputed Item (or agree that no such adjustments or no further adjustments are required) shall be the date of finalisation of the Completion Accounts for all purposes of this Agreement; 68 if, by the expiry of the Resolution Period, there remains any Disputed Item in respect of which the Seller and the Buyer have not agreed in writing what adjustments are required to be made to the Completion Accounts (a Remaining Item), then: (i) each such Remaining Item (but no other matters) shall, upon notice from either the Buyer or the Seller to the other (a Referral Notice), be referred to the Independent Accountants who shall determine, in accordance with paragraphs 7 to 9 below, what adjustments (if any) are required to be made to the draft Completion Accounts in respect of each such Remaining Item; (ii) the draft Completion Accounts adjusted: (A) in respect of any Disputed Item, as agreed in writing between the Seller and the Buyer in accordance with paragraph 5(b) above (to the extent that, the Seller and the Buyer agree any such adjustments); and (B) in respect of any Remaining Item, as determined by the Independent Accountants in accordance with paragraph 5(i) above (to the extent that, the Independent Accountants determine that any such adjustments are required), shall constitute the Completion Accounts for the purposes of this Agreement; and the date on which the Independent Accountants determine the last of the adjustments required to be made to the draft Completion Accounts in respect of each Remaining Item (or determine that no such adjustments or no further adjustments are required) in accordance with paragraph 5(d)(i) shall be the date of finalisation of the Completion Accounts for all purposes of this Agreement. Finalised Completion Accounts to be binding 6 When the Completion Accounts have been finalised in accordance with the preceding paragraphs of this Schedule 9, then the Completion Accounts shall be final and binding on the parties and shall not be subject to question on any ground whatsoever. Independent Accountants 7 If and whenever any matter falls to be referred, in accordance with this Schedule 9, to Independent Accountants for determination, it shall be referred to such firm of independent chartered accountants: (i) as the Seller and the Buyer may agree in writing within twenty (20) Business Days after the service of a Referral Notice acting reasonably; or (ii) failing such agreement, as the President for the time being of the Institute of Chartered Accountants in England and Wales shall nominate on the application of the Seller and the Buyer jointly (or on the application of either the Seller or the Buyer, provided such application is accompanied by the 69 requisite court order, which order shall not be challenged by the other party) (the Independent Accountants). 8 The Independent Accountants shall act on the following basis: the Independent Accountants shall be instructed to notify the Seller and the Buyer of their determination of any such matter within forty (40) Business Days of such referral and shall be requested to give an unreasoned determination; the Independent Accountants shall be instructed to determine any dispute by reference to the accounting treatment specified in paragraph 2 of this Schedule 9 and, in making any such determination, the Independent Accountants shall have exclusive jurisdiction to determine the proper construction of paragraph 2; the Seller and the Buyer shall be entitled to make written submissions to the Independent Accountants, but subject thereto the Independent Accountants shall have power to determine the procedure to be followed in relation to their determination; any submissions to and the determination of the Independent Accountants shall be in the English language; in making such submissions, the Seller and the Buyer shall state their respective best estimates of monetary amounts of the matters referred for determination; in making their determination, the Independent Accountants shall act as experts and not as arbitrators, their decision as to any matter referred to them for determination shall be final and binding in all respects on the parties and shall not be subject to question on any ground whatsoever; no amendment may be made by the Independent Accountants to any items or amounts which are not Disputed Items; and the fees, costs and expenses of the Independent Accountants shall be borne and paid as the Independent Accountants shall direct and, failing such direction, by the Seller and the Buyer equally. 9 The Seller and the Buyer shall enter into an appropriate form of appointment of the Independent Accountants as soon as reasonably practicable (and in any event within ten (10) Business Days following the selection of the Independent Accountants in accordance with paragraph 7 above) and the Buyer and the Seller shall act reasonably in agreeing the terms and conditions of such appointment, including, without limitation, in respect of fees and any exclusions and limitations of liability where it can be reasonably demonstrated that such terms and conditions reflect market standard provisions for such appointments. In the event of any failure to agree such terms and

70 conditions, either party shall be entitled to appoint the Independent Accountants on behalf of both the Buyer and the Seller and to agree such terms and conditions with the Independent Accountants as it shall determine, provided that it can be reasonably demonstrated that such terms and conditions broadly reflect market standard provisions for such appointments. Provision of Information 10 Until the Completion Accounts have been finalised in accordance with this Schedule 9: the Seller shall provide the Buyer with all information, assistance and access to books and records of account, documents, files, papers and information stored electronically which they may reasonably require for the purposes of this Schedule 9; the Buyer shall, and shall procure that the Company shall, provide the Seller with all information, assistance and access to books and records of account, documents, files, papers and information stored electronically which they may reasonably require for the purposes of this Schedule 9; and in the event that Independent Accountants are appointed, the Seller and the Buyer shall each provide and the Buyer shall procure that the Company shall provide, the Independent Accountants promptly with all information, assistance and access to books and records of account, documents, files, papers and information stored electronically which they may reasonably require for the purposes of this Schedule 9, and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their determination on such information and on the accounting and other records of the Company. Costs of respective accountants and other expenses 11 The fees, costs and expenses of any accountants (other than the Independent Accountants) used by the Buyer or the Seller in respect of the matters dealt with by this Schedule 9 shall be for the account of the Buyer and the Seller respectively. 12 Each of the Buyer and the Seller shall bear its own fees, costs and expenses with respect to the finalisation of the Completion Accounts. 71 PART B - Actual Working Capital As at 1 January 2025 (illustrative purposes only) (US$) As adjusted post-Completion (Actual) (US$) [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] 72 PART C - Specific policies and accounting treatments to be used in preparing the Completion Accounts The Property Lease will be treated as a traditional operating lease as such term has historically been used for US GAAP purposes (a monthly expense item only) and not gross up the Completion Accounts for Right of Use Asset and Liability (accordingly, RoU lease impacts will be excluded from the Working Capital calculation). 73 Definitions and interpretation 1 In this Agreement: Accounting Standards means the accounting standards in force and applicable to the Company as at the Hive Down Date, being US GAAP Accounts means the unaudited balance sheet of the Company (in the agreed form) as at the Hive Down Date Actual Working Capital means the aggregate Working Capital of the Company at Completion, as ascertained after Completion in accordance with Schedule 9 (Completion Accounts) and as set out in the Completion Accounts Adequate Procedures means: such "prevention procedures" as it is reasonable to expect the relevant entity to have in place to ensure compliance with, and prevent and detect offences under, Part 3 of the Criminal Finances Act 2017 (defined also as "prevention procedures" in section 45 of the Criminal Finances Act 2017); such procedures as it is reasonable to expect the relevant entity to have in place to prevent and detect offences under the UK Bribery Act 2010; and in respect of the Company such, policies, procedures, processes and systems designed to ensure, and which are reasonably expected to ensure and to continue to ensure, compliance with, and prevent and detect breaches of, all applicable Financial Crime Laws Amended and Restated Joint Venture Agreement means the amended and restated aircraft engines joint venture agreement to be entered into between WLFC, Mitsui and the Buyer in the agreed form Announcement has the meaning given in clause 25.1 Associated Person means in relation to any entity, a person: who performs or has performed services (including within the meaning of section 8 of the Bribery Act 2010) for such entity; from whose activity, practice, conduct, action or failure to act, such entity has, directly or indirectly, received a benefit; or who otherwise acts on behalf of such entity in any capacity,

74 and in respect of whose actions or inactions such entity may be liable under any Financial Crime Law Business means the consultancy and records management business of the Company acquired from the Seller on the Hive Down Date, pursuant to and on the terms and conditions of the Hive Down Agreement Business Day means a day other than a Saturday or Sunday on which banks are ordinarily open for the transaction of normal banking business in London and Dublin Business Warranties means all Warranties other than the Fundamental Warranties Business Warranty Claim means any claim, demand, action, proceeding or suit by the Buyer under or in connection with any of the Business Warranties, whether for damages, compensation or any other relief Buyer's Bank Account means the account at Sumitomo Mitsui Banking Corporation Europe Limited, with account name: Willis Mitsui & Co Engine Support Limited, account number: 314050 and sort-code: 40-51-25, or such other account as the Buyer notifies to the Seller Buyer's Group means the Buyer and each company which is for the time being (whether on or after the date of this Agreement) a Related Undertaking of the Buyer CA 2006 means the Companies Act 2006 Cash means the aggregate of the cash (whether in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation) and cash equivalents of the Company as at Completion (including all uncleared receipts, lodgements, direct debits and unpresented cheques received by the Company but excluding any unpresented cheques, direct debits, standing orders or equivalent payments paid or written by the Company) Company means Bridgend Asset Management Limited (company registration number 5983255), further details of which are set out in Schedule 1 (Information about the Company) Competition Condition has the meaning given in paragraph 1 of Schedule 6 (Conditions Precedent) Completion means completion of the sale and purchase of the Shares by the performance by the parties of their respective obligations under clause 5 and Schedule 8 (Completion) Completion Accounts means the balance sheet of the Company as at the Completion Date, prepared pursuant to the provisions of Schedule 9 (Completion Accounts) 75 Completion Date means the date on which Completion occurs in accordance with this Agreement Data Protection Legislation means all laws and regulations applicable to the processing of Personal Data, including: the UK GDPR, the GDPR and other laws and regulations of the European Union, their member states and the United Kingdom relating to the processing of Personal Data, and privacy to the extent applicable in the United Kingdom; the corresponding laws and regulations of each jurisdiction in which the Company operates; and where applicable, the related codes of practice issued by the United Kingdom's Information Commissioner or any other regulator of each jurisdiction in which the Company operates Data Room means all documents, correspondence and other information made available by the Seller for inspection by the Buyer and its advisers in the electronic data room hosted at: [*] as at 30 April 2025 at 5:00pm and as is listed in the Data Room Index Data Room Index means the index detailing the contents of the Data Room, in the agreed form Disclosed means disclosed in such manner and in such detail as to enable a buyer to make a reasonable assessment of the nature and scope of the matter concerned Disclosure Letter means the letter, in agreed form, of the same date as this Agreement from the Seller to the Buyer disclosing exceptions and certain matters in relation to the Warranties, together with all documents attached to it or listed in any schedule to it Dispute Notice has the meaning given in paragraph 3 of Part A of Schedule 9 (Completion Accounts) Employment Legislation has the meaning given in paragraph 11.1 of Schedule 2 (The Warranties) Encumbrance means any mortgage, charge, rent-charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, retention of title, claim, right, interest or preference granted to any third party, or any other encumbrance or security interest of any kind (or an agreement or commitment to create any of the same) Environment means the following media (alone or in combination): air (including the air within the buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers and surface, ground, coastal and inland waters); land (including surface land, sub-surface strata, land under water and 76 natural and manmade structures); and any ecological systems and living organisms (including man) supported by that media including, in the case of man, his senses and his property Environmental Laws means all applicable laws (including all or any of statute, common law, rule, regulation, treaty, directive, direction, decision of the court, bye-law, code of practice, circular, guidance note, statutory guidance, order, notice, demand or official guideline of any Environmental Regulatory Authority) in force in any relevant jurisdiction (including the European Union) at any time up to and including the date of this Agreement to the extent that they relate to or concern the protection of human health or the Environment, energy efficiency, climate change and/or the conditions of the workplace and worker health and safety or they regulate, control or prohibit the generation, use, handling, emission, transportation, storage, treatment or disposal of any substance or any noise, vibration, odour, light or radioactivity or have as a purpose or effect the provision of remedies or compensation for harm or damage to the Environment or any loss arising therefrom or the condition, protection, maintenance, remediation, reinstatement, restoration of the Environment or any part of it Environmental Permits means any agreement, permission, permit, licence, authorisation, consent, registration, notification, exemption or other approval required pursuant to any Environmental Laws by the Company (including any condition or requirement thereof as modified from time to time) in order to carry out its operations Environmental Regulatory Authority means any person (including any governmental department or government agency or body, the Environment Agency (of the United Kingdom), local authorities or the Health & Safety Executive (of the United Kingdom) or their respective equivalents in any jurisdiction in question) having regulatory powers and/or authority at law and/or any court of law or tribunal in relation to the Environment or Environmental Laws Estimated Working Capital means the estimated Actual Working Capital as notified by the Seller to the Buyer in accordance with clause 4.3 Financial Crime Laws means all applicable laws, rules, regulations or other measures of any jurisdiction relating to the prevention of bribery, corruption, money laundering, terrorist financing, facilitation of tax evasion, fraud or similar or related activities or relating to financial sanctions, including the Foreign Corrupt Practices Act 1977 of the USA, the Terrorism Act 2010, the Proceeds of Crime Act 2002, the Bribery Act 2010, the Money Laundering Regulations 2017 and the Criminal Finances Act 2017, and Financial Crime Law means any of them Fundamental Warranties means those Warranties set out at paragraphs 1, 2 and 18 of Schedule 2 (The Warranties) 77 Fundamental Warranty Claim means any claim, demand, action, proceeding or suit by the Buyer under or in connection with any of the Fundamental Warranties, whether for damages, compensation or any other relief GDPR means Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 Guarantee means any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off given or undertaken by a person to secure or support the obligations (actual or contingent) of any other person and whether given directly or by way of counter-indemnity to any other person who has provided a Guarantee Hive Down has the meaning given in clause 6.15 Hive Down Agreement means the Hive Down Agreement for the sale and purchase of the consultancy and records management businesses and associated assets of the Seller by the Company entered into between such parties on 1 January 2025 Hive Down Date means 1 January 2025, being the date on which the Company acquired the Business from the Seller; Hive Down Indemnity Claim means a claim for a breach of the indemnity provided by the Seller to the Buyer in clause 6.15 Independent Accountants has the meaning given in paragraph 7 of Part A of Schedule 9 (Completion Accounts) Information Technology means information and communications technology infrastructure (including, without limitation, hardware, software, (in both object and source code) firmware, networks and connecting media) and all manuals or other documents relating thereto Initial Purchase Price has the meaning given in clause 4.2 Intellectual Property Rights means copyright and related rights (including rights in computer software), patents, rights in inventions (including rights to claim priority from any patent application), trade marks, trade names, service marks, business names, internet domain names, design rights, database rights, rights in undisclosed or confidential information (such as Know-how, trade secrets and inventions (whether patentable or not)), and all other intellectual property or similar proprietary rights of whatever nature (whether registered or not and including applications to register or rights to apply for registration) which may now or in the future subsist anywhere in the world

78 Intra-Group Agreements has the meaning given in the Hive Down Agreement IT and Data means: the Information Technology; and data (both Personal Data and other data) Know-how means all information owned by the Company or used, or required to be used, in, or in connection with, the business of the Company, held in any form (including that comprised in or derived from design drawings, prototypes, models, discoveries, improvements, data, formulae, specifications, component lists, instructions, manufacturing technology manuals, brochures, catalogues, processes, process descriptions and all other technical information and materials) and relating to: the manufacture, procurement, marketing or sale of services including customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and advertising or other promotional materials; future projects, business development or planning, commercial relationships and negotiations; and/or any other aspect of the business of the Company Longstop Date means the date that is six (6) months after the date of this Agreement Losses means in relation to any matter, all losses, liabilities (whether actual or contingent), damages, claims, demands, actions, proceedings, interest, costs (including professional costs), expenses, fines, penalties, fees and expenses, relating to that matter, and any amounts paid or payable in relation to that matter either pursuant to an order or judgment of any court, tribunal or regulatory body, or pursuant to any settlement or agreement between the relevant parties to the matter Material Contract means: the Hive Down Agreement; the Intra-Group Agreements; and Transferring Customer Contracts Mitsui means Mitsui & Co. Ltd., a corporation organized and existing under the laws of Japan, having its registered office at 2-1, Otemachi 1-chome, Chiyoda-ku, Tokyo 100-8631, Japan 79 parties means the parties to this Agreement Pension Schemes means the Group Personal Pension Plan with Scottish Widows provided for current and former employees and directors of the Company Personal Data has the meaning in the Data Protection Legislation Potential Recovery Amount has the meaning given in paragraph 8.1 of Schedule 5 (Limitations on the liability of Seller) Proceedings has the meaning given in clause 29(a) Property Lease means the property lease between the Seller and the Company Purchase Price means an amount calculated by taking [*] and from that amount if the Actual Working Capital is: (a) less than the Target Working Capital, subtracting an amount equal to the difference between the Actual Working Capital and the Target Working Capital; or (b) more than the Target Working Capital, adding an amount equal to the difference between the Actual Working Capital and the Target Working Capital; or (c) equal to the Target Working Capital, making no adjustment. Recovery Amount has the meaning given in 8.2 of Schedule 5 (Limitations on the liability of Seller) Referral Notice has the meaning given in paragraph 5(d)(i) of Part A of Schedule 9 (Completion Accounts) Regulatory Permissions has the meaning given in paragraph 4.6 of Schedule 2 (The Warranties) Related Undertaking in relation to any company means any subsidiary or holding company of that company or any subsidiary of any such holding company, provided that for so long as WLFC is a co-shareholder in Buyer, the Seller's Related Undertakings shall exclude the Buyer, its subsidiaries, and its holding companies other than WLFC (to the extent they would each otherwise constitute Related Undertakings of the Seller), and the Buyer's Group shall be limited to the Buyer and its subsidiaries Relevant Authority has the meaning given in clause 25.2 80 Relevant Claim means any claim, demand, action, proceeding or suit by the Buyer under or in connection with this Agreement (including a Tax Claim or Hive Down Indemnity Claim), whether for damages, compensation or any other relief Relevant Regulators means European Union Aviation Safety Agency and the UK Civil Aviation Authority Relief means any loss, relief, allowance, exemption, set-off, deduction, credit, repayment or other relief relating to any Taxation or to the computation of income, profits or gains for the purposes of any Taxation Remaining Item has the meaning given in paragraph 5(d) of Part A of Schedule 9 (Completion Accounts) Representatives means, in relation to any person, its directors, officers, employees, agents, advisers, accountants and/or consultants Resolution Period has the meaning given in paragraph 5(c) of Part A of Schedule 9 (Completion Accounts) Retained Records has the meaning given in clause 9.2 Review Period has the meaning given in paragraph 3 of Part A of Schedule 9 (Completion Accounts) Sanctioned Person means a person that is listed on, or owned or controlled by, or acting on behalf of, a person listed on any Sanctions List Sanctioned Territory means Cuba, Iran, North Korea, Syria, Venezuela, the so-called Donetsk and Luhansk Peoples’ Republics, the Zaporizhzhia and Kherson Oblasts, and other Ukrainian territories claimed to be annexed by Russia, or any country or region which is, or whose government is, or becomes, a target of comprehensive, country-wide or territory-wide Sanctions Sanctions means any laws or regulations relating to economic or financial sanctions or trade embargoes or export controls or related restrictive measures or similar measures (including “secondary” sanctions) imposed, administered or enforced from time to time by a Sanctions Authority Sanctions Authority means (i) the United Nations Security Council; (ii) the United States government; (iii) the European Union; (iv) the United Kingdom government; (v) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State and Department of Commerce, and HM Treasury; and (vi) any other 81 governmental institution or agency with responsibility for imposing, administering or enforcing Sanctions with jurisdiction over the Company Sanctions List means: (a) the consolidated United Nations Security Council sanctions list; (b) the “Specifically Designated Nationals and Blocked Persons List”, “Denied Persons List”, “Entities List” and any list maintained by OFAC within its “Consolidated Sanctions List”; (c) the “Sectoral Sanctions Identification List” maintained by OFAC; (d) the “Consolidated List of Persons, Groups, and Entities subject to EU Financial Sanctions” maintained by the EU Commission; and/or any list of persons or entities targeted by a restrictive measure that has been implemented pursuant to any European Council or Commission Regulation or Decision adopted pursuant to a Common Position in furtherance of the European Union’s Common Foreign and Security Policy; (e) the Consolidated List of Financial Sanctions Targets (including both the version of the list covering “Asset Freeze Targets” and the version of the list covering “Investment Bank Targets”) maintained by the HM Treasury and the “UK Sanctions List”; and/or (f) or any other list issued or maintained by any Sanctions Authority of persons subject to Sanctions, in each case as amended, supplemented or substituted from time to time Seller's Bank Account means the account at Barclays Bank UK PLC, with account name: Willis Asset Management Limited, account number: [*] and sort-code: [*], or such other account as the Seller notifies to the Buyer Seller's Group means the Seller, and each company which is for the time being a Related Undertaking of the Seller other than, after Completion, the Company Senior Employee has the meaning given in paragraph 11.1 of Schedule 2 (The Warranties) Share Purchase Documents means this Agreement and all documents to be entered into pursuant to this Agreement Shares means the entire issued share capital of the Company Target Working Capital means [*], being the parties' agreed target amount of the Working Capital as at Completion Tax Claim means a Tax Schedule Claim and/or a Tax Warranty Claim

82 Tax Schedule means Schedule 4 (Tax Schedule) Tax Schedule Claim means any claim, demand, action, proceeding or suit by the Buyer under or in connection with or arising out of the Tax Schedule or any other matters which are the subject of the Tax Schedule, whether for damages, compensation or any other relief Tax Warranties means the Warranties contained in paragraph 19 of Schedule 2 (The Warranties) Tax Warranty Claim means any claim, demand, action, proceeding or suit by the Buyer under or in connection with any of the Tax Warranties, whether for damages, compensation or any other relief Taxation or Tax means: all forms of tax, levy, duty, charge, impost, withholding or other amount whenever created or imposed payable to or imposed by any Taxation Authority; and all charges, interest, penalties and fines incidental or relating to any Taxation falling within paragraph (a) above or which arise as a result of the failure to pay any Taxation on the due date or to comply with any obligation relating to Taxation Taxation Authority means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration or collection of Taxation or enforcement of any law in relation to Tax Termination Event has the meaning given in clause 18.1 Third Party Claim has the meaning given in paragraph 7 of Schedule 5 (Limitations on the liability of Seller) Trade Debts means amounts owing by way of trade credit in the ordinary course of trading as a result of goods and/or services supplied and Trade Debtors shall be construed accordingly Transaction Communications means all communications between the Seller and the Company (including, without limitation, those to which the Seller’s solicitors are also party), relating to the negotiation, preparation, execution and completion of this Agreement and the transactions contemplated by it Transfer Taxes means stamp duty, stamp duty land tax and all other applicable sales, transfer, real estate transfer, stamp, registration charges, documentary or similar taxes in any jurisdiction including any interest or penalties on any of the same Transferred Records has the meaning given in clause 9.1 83 Transferring Customer Contracts has the meaning given to that term in the Hive Down Agreement UK GDPR means GDPR as amended and transposed into the laws of the United Kingdom pursuant to the European Union (Withdrawal) Act 2018 and the European Union (Withdrawal Agreement) Act 2020 VAT means any value added tax imposed by the Value Added Tax Act 1994 and any other tax of a similar nature, imposed elsewhere Warranties means the warranties set out in Schedule 2 (The Warranties) Warranty Claim means a Business Warranty Claim, a Fundamental Warranty Claim and/or a Tax Warranty Claim WLFC means Willis Lease Finance Corporation, a company incorporated in the State of Delaware, United States of America, having its principal office at 4700 Lyons Technology Parkway Coconut Creek, Florida 33073, United States of America Working Capital means the aggregate working capital of the Company, being for these purposes those line items set out in Part B of Schedule 9 (Completion Accounts). 2 In this Agreement, unless the context requires otherwise: a document expressed to be in the agreed form means a document in a form which has been agreed by the parties on or before the execution of this Agreement and signed or initialled by them or on their behalf, for the purposes of identification; the table of contents and the headings are inserted for convenience only and do not affect the interpretation of this Agreement; references to clauses and Schedules are to clauses of, and schedules to, this Agreement, references to this Agreement include its Schedules and references to a Part or paragraph are to a Part or paragraph of a Schedule to this Agreement; references to this Agreement or any other document or to any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as from time to time amended in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant parties; words importing the singular include the plural and vice versa, words importing a gender include every gender; 84 references to a person include an individual, corporation, partnership, any unincorporated body of persons and any government entity; references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, Court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term; any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date. For the purposes of this paragraph: Conversion Rate means the close spot mid-trade composite (London) rate for a transaction between the two currencies in question as quoted on Bloomberg on the Business Day immediately preceding the Relevant Date or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted; and Relevant Date means, save as otherwise provided in this Agreement, the date on which a payment or assessment is to be made, save that for the purposes of Schedule 2 (Warranties), the monetary amounts set out in Schedule 5 (Limitations on the liability of Seller), the Relevant Date shall be the date of this Agreement; references to time are to London time; references to dollars or US$ are to the lawful currency from time to time of the United States of America; the rule known as the ejusdem generis rule shall not apply, and accordingly words introduced by words and phrases such as include, including, other and in particular shall not be given a restrictive meaning or limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible; a company is a subsidiary of another company, its holding company, if that other company: (i) holds a majority of voting rights in it; or (ii) is a shareholder of it and has the right to appoint a majority of its board of directors; or (iii) is a shareholder of it and controls alone, or pursuant to an agreement with other shareholders, a majority of the voting rights in it; 85 or if it is a subsidiary of a company that is itself a subsidiary of that other company, and in interpreting this paragraph for the purposes of this Agreement, a company is to be treated as a shareholder of a subsidiary even if its shares are registered in the name of (a) a nominee or (b) a person holding security over those shares, or that secured party's nominee; the word company, except where used in reference to the Company, shall be deemed to include any partnership, undertaking or other body of persons, whether incorporated or not incorporated and whether now existing or formed after the date of this Agreement; and the phrase “to the extent” shall mean, “if, but only to the extent”. 3 In this Agreement, unless the context requires otherwise, a reference to any statute or statutory provision (whether of the United Kingdom or any other jurisdiction) includes: any subordinate legislation (as defined by section 21(1) Interpretation Act 1978) made under it; and any provision which it has superseded or re-enacted (with or without modification), and any provision superseding it or re-enacting it (with or without modification), before or on the date of this Agreement, or after the date of this Agreement except to the extent that the liability of any party is thereby increased or extended, and any such statute, statutory provision or subordinate legislation as is in force at the date of this Agreement shall be interpreted as it is interpreted at the date of this Agreement and no account shall be taken of any change in the interpretation of any of the foregoing by any court of law or tribunal made after the date of this Agreement.

(Signature page to the Share Purchase Agreement) EXECUTED by ) WILLIS ASSET MANAGEMENT LIMITED ) acting by: ) /s/ Brian R. Hole Director EXECUTED by ) WILLIS MITSUI & CO ENGINE SUPPORT LIMITED ) acting by: ) /s/ Akira Kaido Director